UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SmileDirectClub, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchage Act Rules 14a-6(i)(1) and 0-11.

April 22, 2022

To Our Stockholders,

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of SmileDirectClub, Inc. (“SDC”), which will be held virtually on Friday, June 3, 2022, commencing at 11:00 a.m., Eastern Time, and any adjournments or postponements thereof. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/SDC2022, where you will be able to listen to the meeting live, submit questions and vote online. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

The following pages include a formal notice of the meeting and SDC’s Proxy Statement. These materials describe various matters on the agenda for the meeting and provide details regarding admission to the meeting. Please read these materials so that you will know what we plan to do at the meeting.

Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please submit your proxy or voting instructions using one of the voting methods described in the accompanying Proxy Statement so that your shares may be represented at the meeting. Submitting your proxy or voting instructions by any of these methods will not affect your right to attend the virtual meeting and to vote your shares at the virtual meeting if you wish to do so.

Your vote is very important to us. We encourage you to read both our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021, in their entirety. We value hearing from, and engaging with, our stockholders. We appreciate your continued support of SDC, and we look forward to the 2022 Annual Meeting.

Sincerely,

David B. Katzman

Chairman of the Board and Chief Executive Officer

SmileDirectClub, Inc.

414 Union Street

Nashville, Tennessee 37219

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 11:00 A.M. EASTERN TIME ON FRIDAY, JUNE 3, 2022

DATE:	TIME:	PLACE:
Friday, June 3, 2022	11:00 A.M. Eastern Time	via the internet www.virtualshareholdermeeting.com/SDC2022

Notice is hereby given that the 2022 annual meeting of stockholders (the “Annual Meeting”) of SmileDirectClub, Inc., a Delaware corporation (the “Company,” “SDC” or “we”), will be held virtually on Friday, June 3, 2022 at 11:00 a.m. (Eastern Time). The meeting can be accessed by visiting www.virtualshareholdermeeting.com/SDC2022 where you will be able to listen to the meeting live, submit questions and vote online. If you plan to attend the virtual Annual Meeting, please see the instructions beginning on page 2 of the attached Proxy Statement. There will be no physical location for stockholders to attend. Stockholders only may participate by logging in at www.virtualshareholdermeeting.com/SDC2022.

We believe that a virtual Annual Meeting provides greater access to those who want to attend and therefore have chosen this format over an in-person meeting. We are holding the meeting for the following purposes:

1.

To elect two directors to our board of directors, each to serve as a Class III director for a term of three years expiring at the 2025 annual meeting of stockholders to be held in 2025 or until such director’s successor has been duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.	To conduct an advisory (non-binding) vote to approve our named executive officer compensation;

4.	To conduct an advisory (non-binding) vote on the frequency of holding an advisory vote to approve our named executive officer compensation; and

5.	To transact any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 14, 2022 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such stockholders will be available to any stockholder for examination online during the Annual Meeting. To access the list during the Annual Meeting, please visit www.virtualshareholdermeeting.com/SDC2022 and enter the 16-digit control number provided on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form, as applicable.

On or about April 22, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2021 Annual Report on Form 10-K. This Notice of Internet Availability of Proxy Materials provides instructions on how to vote via the internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The Proxy Statement and our Annual Report on Form 10-K can be accessed directly at the following internet address: www.proxyvote.com.

Whether or not you plan to attend the virtual Annual Meeting, our Board of Directors urges you to read the attached Proxy Statement and submit a proxy or voting instructions for your shares via the internet or by telephone, or complete, date, sign and return your proxy card or voting instruction form in the pre-addressed, postage-paid envelope provided. We encourage you to submit your proxy or voting instructions via the internet, which is convenient, helps reduce the environmental impact of our Annual Meeting and saves us significant postage and processing costs. Additionally, given the continuing concerns around

COVID-19, including the introduction of new variants, the virtual meeting format allows us to continue to proceed with the meeting while mitigating the health and safety risks to participants and ensuring greater participation to those stockholders who are not centrally located. For instructions on how to submit your proxy or voting instructions, please refer to “General Information-How Do I Vote” beginning on page 4 of the attached Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 3, 2022: The Proxy Statement, Annual Report and the means to vote by internet are available at http://www.proxyvote.com.

By Order of the Board of Directors

Susan Greenspon Rammelt
Corporate Secretary

Nashville, TN

April 22, 2022

GENERAL INFORMATION	1

PROPOSAL NO. 1: ELECTION OF DIRECTORS	7

DIRECTORS AND CORPORATE GOVERNANCE	7

COMPENSATION DISCUSSION AND ANALYSIS	18

EXECUTIVE COMPENSATION	26

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	33

REPORT OF THE AUDIT COMMITTEE	34

PROPOSAL NO. 3: APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	35

PROPOSAL NO. 4: APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	36

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37

DELINQUENT SECTION 16(a) REPORTS	40

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	40

ADDITIONAL INFORMATION	43

OTHER MATTERS	44

i

SMILEDIRECTCLUB, INC.

PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2022

GENERAL INFORMATION

We are making this Proxy Statement available to our stockholders and expect to commence mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K, on or about April 22, 2022 in connection with the solicitation of proxies by our board of directors for the Annual Meeting to be held virtually on Friday, June 3, 2022 at 11:00 a.m. (Eastern Time). The meeting can be accessed by visiting www.virtualshareholdermeeting.com/SDC2022, where you will be able to listen to the meeting live, submit questions and vote online. If you plan to attend the virtual Annual Meeting, please see “General Information — How do I attend the Virtual Annual Meeting?” below. There will be no physical location for stockholders to attend. Stockholders only may participate by logging in at www.virtualshareholdermeeting.com/SDC2022.

As used in this Proxy Statement, the terms “SDC,” “the Company,” “we,” “us,” and “our” refer to SmileDirectClub, Inc. The term “Board” refers to SDC’s Board of Directors.

Structure; Classes of Stock; Voting Agreement

SDC was incorporated under the laws of the State of Delaware on April 11, 2019. On September 16, 2019, we completed an initial public offering (“IPO”) of shares of our Class A common stock. The shares began trading on the Nasdaq Global Select Market (“NASDAQ”) on September 12, 2019 under the symbol “SDC.” In connection with the IPO, we completed a series of reorganization transactions to implement an “Up-C” capital structure in order to carry on the business of SDC Financial, LLC (“SDC Financial”), which we refer to as the “Reorganization Transactions.” As a result of the Reorganization Transactions and the IPO, SDC is a holding company whose principal asset is the LLC interests of SDC Financial. SDC has the sole voting interest in, and controls the management of, SDC Financial.

We have two classes of common stock outstanding: Class A common stock and Class B common stock. The holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to ten (10) votes per share in all matters presented to our stockholders generally, including the election of directors. Each share of our Class B common stock is automatically converted into a share of our Class A common stock upon the earlier of (i) September 16, 2029 (the tenth anniversary of the consummation of the IPO); or (ii) the date on which the shares of Class B common stock held by the Voting Group (as defined below) and their permitted transferees represent less than 15% of the Class B common stock held by the Voting Group and their permitted transferees as of immediately following the consummation of the IPO. In addition, each share of our Class B common stock transferred, other than to a permitted transferee as defined in the Seventh Amended and Restated LLC Agreement of SDC Financial (“SDC Financial LLC Agreement”), will automatically convert into a share of our Class A common stock.

Prior to the consummation of the IPO, certain trusts affiliated with David Katzman, our Chairman and Chief Executive Officer; Steven Katzman, our Chief Operating Officer; Jordan Katzman and Alexander Fenkell, our co-founders and directors; and certain of their affiliated trusts and entities (collectively, the “Voting Group”), entered into a voting agreement (the “Voting Agreement”), pursuant to which the Voting Group gave David Katzman sole voting, but not dispositive, power over the shares of our Class A and Class B common stock beneficially owned by the Voting Group (the “Voting Group Stock”). All of our Class B common stock is held by pre-IPO investors who continue to hold units in SDC Financial. The Voting Agreement gives David Katzman majority voting power over all matters submitted to stockholders for a vote. Mr. Katzman has advised us that he intends to vote all of the shares over which he has voting power, including the Voting Group Stock, in favor of proposals 1 through 3 to be voted on at the Annual Meeting, and in favor of every “1 year” on proposal 4. Such action will be sufficient to constitute a quorum and to approve these items.

Questions and Answers

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of current directors and certain executive officers for the year ended December 31, 2021, and other information.

What are the Proxy Materials?

The “Proxy Materials” are this Proxy Statement and our Form 10-K for the fiscal year ended December 31, 2021.

Why did I receive a one-page notice in the mail regarding the Internet Availability of the Proxy Materials instead of a full set of the Proxy Materials?

Pursuant to rules adopted by the United States Securities and Exchange Commission (“SEC”), we have elected to provide access to our Proxy Materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

What items will be voted on at the Annual Meeting and how does the board of directors recommend that I vote?

There are four proposals to be voted on at the Annual Meeting. First, is the election of two directors to our board of directors, each to serve as a Class III director for a three-year term or until such director’s successor has been duly elected and qualified, subject to earlier resignation or removal (“Proposal No. 1”). Second, is the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2022 (“Proposal No. 2”). Third, is to conduct an advisory (non-binding) vote to approve our named executive officer compensation (“Proposal No. 3”). Fourth, is to conduct an advisory (non-binding) vote on the frequency of holding an advisory vote to approve our named executive officer compensation (“Proposal No. 4”).

The board of directors recommends that you vote FOR Proposal No. 1, Proposal No. 2, and Proposal No. 3, and that you vote for every “1 YEAR” for Proposal No. 4.

Our amended and restated bylaws (our “bylaws”) provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter comes before the Annual Meeting, the proxy holders appointed by our board of directors will have discretion to vote on those matters.

Who may vote at the meeting?

Holders of Class A common stock and Class B common stock, together as a single class, as of the close of business on the Record Date (April 14, 2022) may vote at the Annual Meeting.

How many votes do I have?

As of the Record Date, there were:

•	120,698,751 shares of Class A common stock outstanding; and

•	268,823,501 shares of Class B common stock outstanding.

The holders of our Class A common stock are entitled to one vote per share. The holders of our Class B common stock are entitled to ten (10) votes per share.

As of the Record Date, holders of Class A common stock held 4.3% of the total outstanding voting power and holders of Class B common stock held 95.7% of the total outstanding voting power, and the Voting Group held 90.2% of the total outstanding voting power.

What vote is required for the Proposals?

For Proposal No. 1 — Election of Class III Directors, directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the two nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes (as defined below) will have no effect on Proposal No. 1.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm shall be decided by the vote of the holders of a majority of the total number of votes of our Class A common stock and Class B common stock represented at, and entitled to vote at, the Annual Meeting, voting as a single class. Abstentions will have the same effect as a vote “against” Proposal No. 2. Broker non-votes will have no effect on Proposal No. 2 because Proposal No. 2 is a “routine” matter for which brokers are permitted to vote shares held by them without instruction by the beneficial owner.

For Proposal No. 3 — Advisory (Non-Binding) Vote to Approve the Company’s Named Executive Officer Compensation shall be decided by the vote of the holders of a majority of the total number of votes of our Class A common stock and Class B common stock represented at, and entitled to vote at, the Annual Meeting, voting as a single class. Proposal No. 3 is an advisory vote only and is non-binding on us; however, the Board will consider the voting outcome when making determinations regarding this matter. Abstentions will have the same effect as a vote “against” Proposal No. 3. Broker non-votes will have no effect on Proposal No. 3.

For Proposal No. 4 — Advisory (Non-Binding) Vote on the Frequency of Holding an Advisory Vote to Approve the Company’s Named Executive Officer Compensation shall be deemed to be decided by a plurality of the votes cast at the Annual Meeting, such that the frequency period receiving the highest number of votes will be deemed to be the outcome of the vote. Proposal No. 4 is an advisory vote only and is non-binding on us; however, the Board will consider the voting outcome when making determinations regarding this matter. Abstentions and broker non-votes will have no effect on Proposal No. 4.

What constitutes a “quorum”?

The holders of a majority of the voting power of the combined shares of Class A common stock and Class B common stock issued, outstanding and entitled to vote, either in person or represented by proxy, constitute a quorum.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer Trust Company LLC, you are a stockholder of record.

•

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I attend the Virtual Annual Meeting?

The Annual Meeting will be conducted completely online via the internet. Stockholders may attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/SDC2022. To access the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form, as applicable.

We encourage you to access the Annual Meeting before the start time of 11:00 a.m., Eastern Time, on June 3, 2022. Please allow ample time for online check-in, which will begin at 10:45 a.m., Eastern Time, on June 3, 2022.

Stockholders who participate in the virtual Annual Meeting by way of the link above will be considered to have attended the meeting “in person,” as such term is used in this Proxy Statement, including for purposes of determining a quorum and counting votes.

By conducting our Annual Meeting completely online via the internet, we eliminate many of the costs associated with a physical meeting. In addition, we believe that a virtual meeting will provide greater access to those stockholders who want to attend and improve our ability to communicate more effectively with our stockholders during the meeting.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record. If you are a stockholder of record, you may vote in person at the virtual Annual Meeting, vote by proxy using a proxy card, vote by proxy over the telephone, or vote by proxy via the internet. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote in person, even if you have already voted by proxy. The vote you cast in person will supersede any previous votes that you may have submitted.

•

Vote by Internet. Visit www.proxyvote.com to vote via the internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card. Stockholders of record may submit proxies over the internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website www.proxyvote.com specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for internet voting availability.

•

Vote by Telephone. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling (800) 690-6903 or the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

•	Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed Proxy Materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voting instruction forms. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “If I hold shares in street name through a broker, can the broker vote my shares for me?” regarding whether your broker, bank or other holder of record may vote your uninstructed shares on Proposal No. 1, Proposal No. 2, Proposal No. 3 or Proposal No. 4.

Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, trustee, or other nominee, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted. To vote in person at the virtual Annual Meeting, you must obtain a valid proxy from your broker, trustee or other nominee. Follow the instructions included with these Proxy Materials, or contact your broker, trustee or other nominee to request a proxy form.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy at any time before it is exercised at the virtual Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, to 414 Union Street, Nashville, Tennessee 37219, Attn: Secretary, (ii) submitting a later-dated proxy relating to the same shares by mail, telephone or the internet prior to the vote at the Annual Meeting, or (iii) attending the virtual Annual Meeting and voting in person. If you are a beneficial owner, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

How do I submit a question at the 2022 Annual Meeting?

You may submit a question during the meeting via our virtual stockholder meeting website, www.virtualshareholdermeeting.com/SDC2022. If your question is properly submitted during the relevant portion of the meeting agenda, our Chairman intends to respond to your question during the live webcast. Questions on similar topics may be combined and answered together. A webcast replay of the 2022 Annual Meeting, including the Q&A session, will also be archived on our Investor Relations website (https://investors.smiledirectclub.com/) until June 17, 2022.

What if the Company encounters technical difficulties during the 2022 Annual Meeting?

If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), our Chairman will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any of these situations, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/SDC2022.

If you encounter technical difficulties accessing our meeting during the meeting or asking questions at the meeting, a support line will be available on the login page of the virtual meeting website.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposal No. 1, Proposal No. 3, and Proposal No. 4 are not considered “routine” proposals, whereas Proposal No. 2 is considered a “routine” proposal. If you hold shares in street name and do not vote on Proposal No. 1, Proposal No. 3, and Proposal No. 4, your shares will not be voted in respect of these proposals and will be counted as “broker non-votes.”

Who is paying for this proxy solicitation?

We are paying the costs of the solicitation of proxies. Members of our board of directors and officers and employees may solicit proxies by mail, telephone, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We will, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

We have adopted a procedure approved by the SEC called “householding” under which multiple stockholders who share the same address will receive only one copy of the Annual Report on Form 10-K, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, unless we receive contrary instructions from one or more of the stockholders. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials or Proxy Materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you wish to opt out of householding and receive multiple copies of the Proxy Materials at the same address, please contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Stockholders sharing an address who are currently receiving multiple copies of the Proxy Materials may also request delivery of a single copy by contacting Broadridge Financial Solutions, Inc. at the same telephone number or address. You also may request additional copies of the Proxy Materials by contacting Broadridge Financial Solutions, Inc. at the same telephone number or address. Stockholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These filings are available on the “Investors Relations” page of our corporate website at www.smiledirectclub.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are also available without charge to stockholders upon written request addressed to:

SmileDirectClub, Inc.

Attn: Investor Relations

414 Union Street

Nashville, Tennessee 37219

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will vote to elect the two nominees named in this Proxy Statement as Class III directors. Each of the Class III directors elected at the Annual Meeting will hold office until the 2025 annual meeting of stockholders or until his successor has been duly elected and qualified, subject to earlier resignation or removal. Our board of directors has nominated Jordan Katzman and Steven Katzman to serve as Class III directors for terms expiring at the 2025 annual meeting of stockholders or until each of their successors has been duly elected and qualified, subject to earlier resignation or removal. Ms. Hamilton’s service will end on the date of the Annual Meeting, and the Board has fixed the number of directors at seven, effective immediately following the Annual Meeting.

The persons named as proxies will vote to elect Messrs. J. Katzman and S. Katzman, unless a stockholder indicates that his or her shares should be withheld with respect to any such nominee. For more information concerning each of the director nominees, please see the section entitled “Directors and Corporate Governance — Director Nominees” below.

In the event that any nominee for Class III director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. All nominees are currently serving as directors, and we do not expect that the nominees will be unavailable or will decline to serve.

Our board of directors recommends that you vote FOR the election of each of Jordan Katzman and Steven Katzman as Class III directors.

DIRECTORS AND CORPORATE GOVERNANCE

Directors

The following table sets forth certain information about our directors as of the date of this Proxy Statement.

Name	Class	Age	Position
David Katzman	I	62	Chief Executive Officer and Chairman
Steven Katzman	III	58	Chief Operating Officer and Director
Jordan Katzman	III	32	Co-Founder and Director
Alexander Fenkell	II	33	Co-Founder and Director
Susan Greenspon Rammelt	I	57	Chief Legal Officer, EVP Business Affairs, Secretary, and Director
Carol J. Hamilton	III	69	Director
Richard F. Wallman	II	71	Director
Edward W. Ward, III	I	70	Director

Set forth below is a brief biography of each of our directors, including our director nominees.

Director Nominees

Jordan Katzman1 is our co-founder and has served as a member of our board since inception. Mr. Katzman first gained critical online e-commerce experience co-founding two technology companies with Mr. Fenkell, Illinoisrenewal.org and Want, before shifting to the direct-to-consumer strategy model via SmileDirectClub. We believe that Mr. Katzman is qualified to serve as a member of our board of directors due to the perspective and experience he brings as our co-founder and as a large stockholder, as well as his business experience.

Steven Katzman1 has served as our Chief Operating Officer since May 2018 and as a member of our board since 2017. Prior to becoming Chief Operating Officer, Mr. Katzman served as our Chief Financial Officer from March 2018 to May 2018. For the past ten years, Mr. Katzman has also served as an advisor to Camelot, where he provides strategic overview across all portfolio companies and opportunities. Mr. Katzman also co-founded and serves as Chief Executive Officer of Steve’s Blinds & Wallpaper, a family-owned, direct-to-consumer e-commerce business selling custom made blinds and wallpaper. Prior to these positions, Mr. Katzman served for nearly 20 years as Chief Executive Officer and President of American Blind and Wallpaper Factory and its related family of direct-to-consumer custom home decor companies. We believe that Mr. Katzman is qualified to serve as a member of our board of directors due to his significant business leadership, investment, and financial experience, in particular in direct-to-consumer brands, as well as his perspective as a stockholder.

Continuing Directors

Class II Directors, Term Expiring 2024

Alexander Fenkell is our co-founder and has served as a member of our board since inception. Mr. Fenkell first gained critical online e-commerce experience co-founding two technology companies with Mr. Jordan Katzman, Illinoisrenewal.org and Want, before shifting to the direct-to-consumer strategy model via SmileDirectClub. We believe that Mr. Fenkell is qualified to serve as a member of our board of directors due to the perspective and experience he brings as our co-founder and as a large stockholder, as well as his business experience.

Richard F. Wallman has been a member of our board since September 2019. From 1995 through his retirement in 2003, Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell International, Inc.). Prior to joining AlliedSignal, Inc., Mr. Wallman served as Controller of International Business Machines Corporation. Mr. Wallman serves on the board of directors of CECO Environmental Corp., Charles River Laboratories International, Inc. and Roper Technologies, Inc., all publicly traded companies in the United States. Within the past five years, Mr. Wallman previously served on the board of directors of Convergys Corporation, Extended Stay America, Inc., and Wright Medical, Inc., all publicly traded companies in the United States, and Boart Longyear, a publicly traded company in Australia. We believe that Mr. Wallman is qualified to serve as a member of our board of directors due to his prior public company experience, including as Chief Financial Officer of Honeywell, his significant public company director experience, and his financial experience and expertise.

Class I Directors, Term Expiring 2023

David Katzman1 has served as our Chief Executive Officer and Chairman of our Board since we were founded in 2014. Mr. Katzman is the founder and Managing Partner of Camelot Venture Group (“Camelot”), a private investment group that invests primarily in direct-to-consumer brands, such as Quicken Loans and 1-800 Contacts. Mr. Katzman has served on the boards of several direct-to-consumer online companies, including consumer electronics company, Sharper Image Online, and has previously served on the boards of diabetic supply company, Simplex Healthcare, online promotions company, ePrize, bedding company, CleanRest, and online mortgage company, Quicken Loans (as Vice Chairman). Mr. Katzman also served as Vice Chairman of the National Basketball Association’s Cleveland Cavaliers and as Managing Partner of sports graphics company, Fathead. Prior

[1]	Mr. D. Katzman and Mr. S. Katzman are brothers. Mr. J. Katzman is the son of Mr. D. Katzman and the nephew of Mr. S. Katzman.

to founding Camelot in 1998, Mr. Katzman led a variety of consumer-oriented companies before becoming President of Home Depot S.O.C., a division of Home Depot USA specializing in the processing of special orders for Home Depot stores nationwide. We believe that Mr. Katzman is qualified to serve as a member of our board of directors due to his significant business leadership, investment, and financial experience, in particular in direct-to-consumer brands, as well as his perspective as one of our founding members and as a large stockholder.

Susan Greenspon Rammelt has served as our Chief Legal Officer and EVP of Business Affairs since January 1, 2020, as our Secretary since March 2019, and as a member of our Board since August 2019. Ms. Greenspon Rammelt served as our General Counsel from April 2018 to December 2019 and has also served as General Counsel of Camelot since April 2018. Prior to joining SmileDirectClub, Ms. Greenspon Rammelt was a corporate law partner at Foley & Lardner LLP beginning in 2017, where she represented domestic and international enterprises. Prior to that, Ms. Greenspon Rammelt was a partner at Dentons US LLP. Ms. Greenspon Rammelt has 30 years of experience as a corporate attorney, focusing on mergers and acquisitions, financings, restructurings, corporate governance, and general corporate counseling, particularly in the retail and beauty industries. We believe Ms. Greenspon Rammelt is qualified to serve as a member of our board of directors due to her extensive legal and business expertise.

Edward W. Ward, III has been a member of our board since Apri1 2021. As Vice President of Marketing, Mr. Ward served as the chief marketing officer of Government Employees Insurance Company (GEICO), a property and casualty insurance company, from 1994 until his retirement in 2017, and prior to that served in other marketing roles for GEICO beginning in 1984. We believe that Mr. Ward is qualified to serve as a member of our board of directors due to his extensive experience in the creative development, production and implementation of direct-to-consumer marketing and advertising programs.

A summary of the diversity attributes of each director and director nominee are as follows:

Board Diversity Matrix (as of April 22, 2022)(1)
Total Number of Directors	Eight (8)

	Female	Male	Non-Binary	Did Not Disclose Gender

Gender Identity

Directors	2	6	—	—

Demographic Background

African American or Black	—	—	—	—

Alaskan Native or Native American	—	—	—	—

Asian	—	—	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	2	6	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ	—

Did Not Disclose Demographic Background	—

(1)	Immediately following the Annual Meeting, the number of white females will be 1.

Board Composition

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of eight directors, of whom Ms. Hamilton and Messrs. Wallman and Ward are independent under applicable NASDAQ rules. Our board of directors consists of three classes of directors, each serving staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can be filled by resolution of our board of directors.

Our board of directors is divided into three classes, each serving staggered, three-year terms:

•	our Class I directors are Ms. Greenspon Rammelt, Mr. D. Katzman, and Mr. Ward, and their terms will expire at the next annual meeting of stockholders to be held in 2023;

•	our Class II directors are Mr. Fenkell and Mr. Wallman, and their terms will expire at the annual meeting of stockholders to be held in 2024; and

•	our Class III directors are Ms. Hamilton, Mr. J. Katzman, and Mr. S. Katzman, and their terms will expire at this Annual Meeting.

Our nominating and corporate governance committee is responsible for reviewing with our board of directors, periodically, the appropriate characteristics, skills, and experience required to be a director. Our nominating and corporate governance committee is responsible for assessing the appropriate balance of criteria required of board members and in evaluating the suitability of individual candidates will at a minimum consider (1) whether each nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of the Company and (2) the nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities. Our nominating and corporate governance committee may also consider, a nominee’s:

•	personal and professional integrity;

•	specific experiences, skills and expertise;

•	diversity;

•	character;

•	time availability in light of other commitments and dedication;

•	number of other publicly held company boards on which the nominee sits;

•	potential conflicts of interest; and

•	business judgment.

Controlled Company Exception

In connection with the IPO, the Voting Group entered into a Voting Agreement, pursuant to which the Voting Group gave David Katzman, our Chairman and Chief Executive Officer, sole voting, but not dispositive, power over the shares of our Class A and Class B common stock beneficially owned by the Voting Group, which represent more than 50% of the voting power in the election of our directors. Because more than 50% of the voting power in the election of our directors is held by an individual, group, or another company, we are a “controlled company” within the meaning of the corporate governance standards of NASDAQ. As a controlled company, we elected not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our Class A common stock: (1) a majority of our board of directors consists of “independent directors,” as defined under the rules of such exchange, (2) our board of directors has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) our board of directors has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. In the event that we cease to be a “controlled company”

and our Class A common stock continues to be listed on NASDAQ, we will be required to comply with these provisions within the applicable transition periods. The majority of our directors are not independent and, other than the audit committee, our board committees are not composed entirely of independent directors. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

Board Leadership Structure

Our Chief Executive Officer also serves as Chairman, as the Board does not require the separation of the two roles. The Board continues to believe that this leadership structure is appropriate and in the best interests of the stockholders, given the Board’s support for Mr. Katzman’s vision for the strategic direction of the company and his ownership position. The Board has not appointed a lead independent director. Our Corporate Governance Guidelines provide that non-team member (non-employee) directors will meet in executive sessions without management directors or management present on a periodic basis but not less than once a year and that if the non-team member (non-employee) directors include directors who are not independent directors, the independent directors will also meet on a periodic basis but not less than once a year in an independent executive session.

Board Committees

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Each committee has a written charter that is available on the Company’s website at www.smiledirectclub.com. The composition and responsibilities of each committee are described below. Our board of directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation from the Board or until otherwise determined by our board of directors.

	Audit Committee(a)	Compensation Committee	Nominating and Corporate Governance Committee (a)

Carol J. Hamilton	X		X

David Katzman		Chair	X

Steven Katzman		X	Chair

Richard F. Wallman	Chair	X

Edward W. Ward, III	X

(a)

Prior to his resignation as a director on our Board, effective February 24, 2022, Senator William H. Frist, M.D. had served on our Audit Committee and on our Nominating and Corporate Governance Committee.

Audit committee

Our audit committee currently consists of Messrs. Wallman and Ward and Ms. Hamilton, with Mr. Wallman serving as chair. Prior to his resignation as a director on our Board, effective February 24, 2022, Senator William H. Frist, M.D. also served on our audit committee. Our audit committee is responsible for, among other things:

•	appointing and retaining our independent auditors, and approving the audit and non-audit engagements to be performed by our independent auditors;

•	assisting the board of directors in overseeing the performance and independence of our independent auditors;

•	assisting the board of directors in overseeing the integrity of our financial statements and our accounting and financial reporting processes;

•	assisting the board of directors in monitoring the effectiveness of our legal, regulatory and ethical compliance programs;

•	reviewing with management and our independent auditors the adequacy and effectiveness of our internal controls;

•	assisting the board of directors in monitoring our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

reviewing and overseeing all transactions between us and a related person for which review or oversight is required by applicable law or that are required to be disclosed in our financial statements or SEC filings, and developing policies and procedures for the committee’s review, approval and/or ratification of such transactions;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our team members of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules of the SEC require to be included in our annual Proxy Statement.

Messrs. Wallman and Ward and Ms. Hamilton each qualify as an independent director under the corporate governance standards of NASDAQ and the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that the chair of the audit committee is an audit committee financial expert.

Compensation committee

Our compensation committee consists of Mr. D. Katzman, Mr. S. Katzman, and Mr. Wallman, with Mr. D. Katzman serving as chair. Mr. Wallman is the only member of our compensation committee determined to be independent under applicable SEC and NASDAQ rules. The compensation committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving our Chief Executive Officer’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers, including incentive-compensation and equity-based plan compensation;

•	evaluating and recommending to the board of directors the compensation of our directors;

•	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure to the extent required by SEC rules;

•	preparing the compensation committee report to the extent required by the SEC to be included in our annual Proxy Statement; and

•	overseeing and administering our equity and compensation plans.

The compensation committee consults with the Chief Executive Officer in reviewing compensation for other executive officers at least annually, in reviewing and making recommendations to the Board regarding annual and long-term incentive compensation plans for executive officers and others the Committee deems appropriate, and granting awards under our equity incentive plans. In addition, the compensation committee may delegate its power and authority as it deems appropriate and in accordance with applicable laws, regulations and listing standards. The compensation committee has delegated to the Chief Executive Officer, the Chief Operating Officer and the Chief People & Diversity Officer limited authority (with respect to executives who are not “officers” of the Company under Rule 16a-1(f) promulgated under the Exchange Act) to grant long-term incentive awards under our 2019 Omnibus Incentive Plan in connection with hiring team members or rewarding team members for exceptional performance, within the limits prescribed by the committee. The exercise of this delegated authority is reported periodically to the compensation committee.

The compensation committee also consults with the Chief Executive Officer in evaluating director compensation, including equity compensation, and making recommendations to the Board regarding director compensation.

The compensation committee has the authority to select and retain any compensation consultant, internal or outside legal counsel and such other advisors as it deems necessary or appropriate to assist with the execution of its duties and responsibilities as set forth in its charter. During 2021, the Committee engaged Frederick W. Cook & Co. (“FW Cook”) as its independent compensation consultant to assist with such matters. The Committee has evaluated FW Cook’s independence pursuant to the listing standards of NASDAQ and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed. FW Cook has advised the Committee in developing a peer group, provided competitive market analysis of the total target compensation of our executive officers as compared against the peer group, and advised on other market practices and trends, as more fully described in the “Compensation Discussion and Analysis” section. FW Cook has also assisted the Committee in its evaluation of director compensation, including by providing competitive market analysis on our director compensation program.

Nominating and corporate governance committee

Our nominating and corporate governance committee consists of Mr. S. Katzman, Ms. Hamilton and Mr. D. Katzman, with Mr. S. Katzman serving as chair. Prior to his resignation as a director on our Board, effective February 24, 2022, Senator William H. Frist, M.D., who was an independent director, also served on this committee. Ms. Hamilton is the only member of our nominating and governance committee determined to be independent under applicable SEC and NASDAQ rules. The nominating and corporate governance committee is responsible for, among other things:

•	assisting our board of directors in identifying individuals who are qualified to become members of our Board and recommending nominees to the board of directors;

•	overseeing the evaluation of the board of directors and its several committees;

•	developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of our board of directors.

Code of Ethics and Business Conduct

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors, and employees, including our principal executive officer, principal financial officer, principal accounting officer, and controller, or persons performing similar functions. Our Code of Business Conduct and Ethics is posted on our website. Our Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website. A copy of our Code of Business Conduct and Ethics is available on our website.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas, including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, selection of the chairman of the board and Chief Executive Officer, evaluation of the Chief Executive Officer, meetings and communications of independent directors, committee responsibilities and assignments, board member access to management and outside advisors, board interactions with third parties, director compensation, director orientation and continuing education, and management succession planning. A copy of our Corporate Governance Guidelines is available on our website.

Board and Committee Meetings; Annual Meeting Attendance

During 2021, the Board held 6 meetings, the audit committee held 5 meetings, the nominating and corporate governance committee held 1 meeting, and the compensation committee held 4 meetings. The Board and each committee also took actions by written consent.

For the year ended December 31, 2021, all members of our Board attended at least 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she had been a director) and (2) the number of meetings held by all committees of the Board (during the periods that he or she served on such committees). Each member of our Board is invited and encouraged to attend each of our annual meetings of stockholders, and five directors attended our annual meeting of stockholders in 2021.

Compensation Committee Interlocks and Insider Participation

Messrs. D. Katzman, Fenkell (until June 3), S. Katzman (effective June 3) and Wallman were members of our compensation committee during fiscal year 2021. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. During fiscal year 2021, as permitted by NASDAQ’s controlled company rules, Messrs. D. Katzman and S. Katzman were officers of the Company, and Mr. Fenkell was employed by the Company.

Policy Regarding Director Nominations

Our nominating and corporate governance committee utilizes a broad approach for the identification of director nominees and may consider recommendations from others that it deems appropriate. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the nominating and corporate governance committee evaluates all factors that it deems appropriate, including the current composition, organization, and governance of the board and its committees, as well as the qualifications set forth in our Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter, including whether such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to our board’s oversight of the business and affairs of the Company and the nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities. It also takes into account specific experiences and skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication and potential conflicts of interest. The nominating and corporate governance committee may engage a search firm to conduct or assist with the execution of its duties or may seek recommendations from directors. Ultimately, the nominating and corporate governance committee seeks to recommend to the board of directors those nominees whose specific qualifications, qualities, skills and other expertise, based on the criteria periodically determined by the nominating and corporate governance committee, will augment the current board of directors’ composition. For directors appointed to the board of directors outside of the annual meeting, our nominating and corporate governance committee evaluates candidates based upon the same criteria as set forth above while considering all other circumstances the nominating and corporate governance committee deems relevant at the time of the appointment.

In its discretion, the nominating and corporate governance committee will also consider recommendations of qualified nominees by stockholders by evaluating the same factors as described above. In addition to the board process described above, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must meet certain deadlines established by our bylaws and provide certain information required by our bylaws. For a description of the process for nominating directors in accordance with our bylaws, see “Additional Information.”

Communication with the Board of Directors

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to, the chairperson of any of the audit, nominating and corporate governance, and compensation committees, or to the independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, at 414 Union Street, Nashville, Tennessee 37219, who will forward such communications to the appropriate party. Such communications may be made confidentially or anonymously. Advertisements, solicitations for business, requests for employment, requests for contributions, or other inappropriate material will not be forwarded to our directors.

Board’s Role in Risk Oversight

Our Board has overall responsibility for the oversight of our risk management process. The Board carries out its oversight responsibility directly and through the delegation to its committees of responsibilities related to the oversight of certain risks.

The audit committee assists the Board in overseeing risk assessment and risk management pertaining to our financial, accounting and tax matters. The audit committee reviews and discusses with management, the internal auditor, as applicable, and the independent auditor our major financial risk exposures and the steps management has taken to monitor and control those exposures, as well as discusses with management our information systems, including cybersecurity matters. The audit committee also receives regular reports on cybersecurity matters and engages in discussion throughout the year with management and subject-matter experts on the effectiveness of our overall cybersecurity program, including cybersecurity risks and the roadmap for addressing risks. In addition, the audit committee reviews our risk management framework and programs, overall risk profile and risk exposures with the Board.

The compensation committee assists the Board in overseeing risks associated with structuring compensation plans, policies and programs in a manner designed to attract and retain the best available personnel for positions of substantial responsibility, to provide incentives for such persons to perform to the best of their abilities, and to maintain appropriate levels of risk and reward. Based on management’s assessment and input from the Committee’s independent compensation consultant, the Committee does not believe that our employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

The nominating and corporate governance committee assists the Board in overseeing risks associated with Board composition, evaluation and nomination, as well as our corporate governance policies. Each of these committees reports regularly to the Board on these risk-related matters, among other items within its purview.

Our Chairman and Chief Executive Officer meets regularly with members of senior management to discuss strategy and risks facing us. In addition, the Board and committees receive regular reports from management that include matters affecting our risk profile, and outside of formal meetings, the Board has regular access to our management. The committee and management reports and real-time management access collectively provide the Board with integrated insight into our management of our risks.

Director Compensation

The following table sets forth information regarding compensation earned by or paid to our directors during the year ended December 31, 2021, who receive compensation for serving as our directors.

Name(a)(b)	Fees earned or paid in cash ($)	Stock awards ($)	All other compensation ($)	Total ($)

Dr. William H. Frist (c)	—	149,993	—	149,993

Carol J. Hamilton	—	149,998	—	149,998

Richard F. Wallman	—	149,998	—	149,998

Edward W. Ward, III (d)	—	299,996	—	299,996

(a)

David Katzman, Jordan Katzman, Steven Katzman, Alexander Fenkell, Susan Greenspon Rammelt, and Richard J. Schnall (who resigned as a director effective March 31, 2021) did not receive any compensation for serving as directors and are, therefore, excluded from this table.

(b)

For 2021, each of the directors in the table received a single equity award in the form of restricted stock units (“RSUs”) or restricted stock (at the director’s election, in lieu of RSUs), granted under our 2019 Omnibus Incentive Plan (the “Omnibus Plan”), which equity awards vested on April 1, 2022, except as noted in footnote (c). Each of Ms. Hamilton’s and Mr. Wallman’s equity grants was awarded on September 1, 2021, and each of Messrs. Frist’s and Ward’s equity grants was awarded on April 1, 2021. The respective grant date fair values of the equity awards computed in accordance with ASC Topic 718 are reflected in the “Stock awards” column of the table. For additional information regarding assumptions used to calculate the value of such awards, please refer to Note 13 to our consolidated financial statements for fiscal year ended December 31, 2021, included in our Annual Report on Form 10-K for the year ended December 31, 2021.

As of December 31, 2021, the aggregate number of shares underlying stock awards outstanding for each of the non-employee and non-affiliated directors above was as follows: Frist, 25,373; Hamilton, 27,422; Wallman, 27,422; and Ward, 28,571.

(c)

Mr. Frist resigned as a director of our board of directors, effective February 24, 2022. Pursuant to the terms of our non-employee and non-affiliated director compensation program, RSU grants are subject to vesting conditions based on continued board service through the applicable vesting date. Therefore, the grant of RSUs in the table above, as well as the final tranche (30%) of his RSU grant received in connection with the IPO, which grant had a grant date fair value of $850,000, were forfeited.

(d)	Mr. Ward joined our board of directors on April 1, 2021.

Our non-employee and non-affiliated directors receive compensation for their service as follows:

Each non-employee and non-affiliated director of the Company is eligible to receive an annual grant of restricted stock units (“RSUs”), with a grant date fair value of $300,000; for 2022, in order to transition the grant cycle to coincide with the Company’s annual stockholder meetings, each such director will receive an annual grant of RSUs on April 1, 2022, with a grant date fair value of $350,000 (the “2022 Annual Grant Value”), which grant will vest on the earlier of June 1, 2023 or the day before the date of the Company’s annual meeting of stockholders for 2023 (such earlier date, the “Vesting Date”), subject to the director’s continued service on the Company’s Board through the Vesting Date.

Each new non-employee and non-affiliated director of the Company will receive a prorated initial grant of RSUs upon joining the Board to be determined based on the annual grant value; for 2022, such prorated grant will be determined by (i) multiplying the number of months remaining following the date of grant, including the onboarding month, through the Vesting Date, by the 2022 Annual Grant Value, and (ii) dividing by 14, which grant will vest on the Vesting Date, subject to the director’s continued service on the Board through the Vesting Date.

Non-employee and non-affiliated directors of the Company may elect to receive their annual RSU grant in the form of a restricted stock award, in lieu of RSUs, with the same value and vesting terms as the RSU grants. The RSU awards (or restricted stock awards, as the case may be) are also subject to full vesting acceleration upon a change in control. Each such director is entitled to reimbursement for all out-of-pocket expenses incurred in connection with attending each meeting of the Board and any committee thereof.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section (“CD&A”) discusses our executive compensation philosophy and objectives and the decisions of the Compensation Committee of our Board of Directors (“Compensation Committee” or “Committee”) regarding the 2021 compensation awarded to, earned by, or paid to our named executive officers (“NEOs”) for fiscal year 2021, who were:

Named Executive Officer	Title

David Katzman	Chief Executive Officer

Steven Katzman	Chief Operating Officer

Susan Greenspon Rammelt	Chief Legal Officer, EVP Business Affairs and Secretary

Kay Oswald	President of International

Kyle Wailes*	Former Chief Financial Officer

*

Mr. Wailes was the Company’s Chief Financial Officer through January 7, 2022. We appointed our Chief Accounting Officer, Troy Crawford, as our Interim Chief Financial Officer, effective January 8, 2022.

Executive Summary

The macroeconomic headwinds impacting the spending of our core demographic and our business continued from early in the summer and through the fourth quarter of 2021. On January 24, 2022, we announced a series of strategic actions to position us for improved business performance and future growth, including right-sizing our cost structure to better support core growth initiatives and allocating capital to countries with the greatest potential for near-term profitability. Following an evaluation of our business and the continuing macroeconomic factors impacting consumers, we implemented initiatives, including the expansion of our professional channel, the SmileDirectClub Partner Network; innovations to our aligner products so as to allow us to capture greater market share of the teen and higher-household income demographics; focusing on our burgeoning oral care product business; and SmileShop growth in markets with strong consumer demand. Expansion into new international markets is paused while the global economy recovers from pandemic and macroeconomic pressures that have contributed to challenging operating environments.

2021 Business Highlights

Net revenue for the year ended December 31, 2021 was $637.6 million, which was down 2.9% versus the prior year. Also for the fiscal year ended December 31, 2021, gross profit increased to $460.0 million from $449.9 million, and gross margin increased to 72.1% from 68.5% for the year ended December 31, 2020. We ended 2021 with $224.9 million in cash on the balance sheet, and we estimate year-over-year cost and capital savings associated with the strategic actions noted above to be approximately $120 million in 2022. We believe that our current liquidity, including net proceeds received in connection with the IPO and other financing transactions, will be sufficient to meet out projected operating, investing, and debt service requirements for at least the next 12 months. In light of our financial results, we did not pay a bonus under our annual short-term incentive program to any of our NEOs for 2021 performance. To ensure that we retain the executive team and other key team members, the Compensation Committee approved and implemented a retention program for 2022, pursuant to which we provided one-time retention payments, subject to return to the Company in certain circumstances, to all eligible team members, including the NEOs, except for the CEO and former CFO, as more fully described below.

Executive Compensation Philosophy and Objectives

For 2021, our executive compensation program was structured to drive performance, with a particular focus on long-term results. We use traditional elements of compensation that reflect our overall success, including base salary, annual cash incentives, and equity-based incentives.

The fundamental principles followed by our Compensation Committee in structuring compensation programs for the NEOs and other executive officers were designed to:

1.	Support our core values, strategic mission, and vision;

2.	Align, to an appropriate extent, the interests of our executive officers with those of our stockholders;

3.	Attract, motivate, and retain highly skilled executive officers with the business experience and acumen necessary for achieving our long-term business objectives; and

4.	Link executive officer pay to short-term and long-term company performance.

Process for Determining Executive Compensation

Role of Compensation Committee and Management

Our Compensation Committee oversees our compensation policies, plans and benefits programs, and overall compensation philosophy, including our executive compensation programs, and reports regularly to the Board with respect to its activities, determinations, and recommendations. The Committee is composed of three members appointed by the Board: David Katzman, Steven Katzman, and Richard Wallman. The Committee conducts an annual review of the compensation for our CEO and our other executive officers. The Committee also reviews and approves any compensatory contracts or similar transactions or arrangements with current or former executive officers, including consulting arrangements, employment contracts, severance or termination arrangements, including any benefits to be provided in connection with a change of control of our Company.

In reviewing and determining the executive officers’ base salary, incentive bonus (including the specific goals and amount), equity compensation, and any other compensation arrangement or benefit, if any, the Compensation Committee reviews competitive market data, including peer group and competitive survey data, with analysis and advice from the Committee’s independent compensation consultant. The Committee, in reviewing the CEO’s compensation, will also take into account the input of the non-management directors. With respect to the Committee’s review of other executive officers’ compensation, our CEO typically provides recommendations to the Committee regarding the performance and compensation of each of them. Our CEO and COO are two of the three members of the Committee; no executive officer was present during portions of Committee meetings when his or her respective performance and compensation were being deliberated and determined.

The Compensation Committee may delegate its power and authority as it deems appropriate and in accordance with applicable laws, regulations and listing standards. The Committee has delegated to the CEO, the COO and the Chief People & Diversity Officer limited authority, except with respect to the executive officers, to grant long-term incentive awards under our 2019 Omnibus Incentive Plan in connection with the hiring and promotion of team members, within the limits prescribed by the Committee. The utilization of this delegated authority is reported periodically to the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee has the authority, in its sole discretion, to select and retain compensation consultants and such other advisors as it deems necessary or appropriate to assist with the execution of its duties and responsibilities. During 2021, the Committee engaged Frederick W. Cook & Co. (“FW Cook”) as its independent compensation consultant to assist with such matters and directed FW Cook to provide advice regarding compensation. The Compensation Committee has evaluated FW Cook’s independence pursuant to the listing standards of NASDAQ and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed. FW Cook has advised the Committee in developing a peer group, provided competitive market analysis of the total target compensation of our executive officers as compared against the peer group, and advised on other market practices and trends.

Peer Group

Our Compensation Committee aims to provide a total compensation package that is competitive and relies on various sources of compensation information to assess the competitiveness of our executive compensation program, including peer group data and survey data. In selecting a peer group, the Committee seeks to include companies with which we compete for talent and that are of a similar scope and complexity. The Committee uses peer group and survey data as a reference point for assessing appropriate compensation for our executive officers, but compensation paid at other companies is not the only factor in the decision-making process. The Committee uses its discretion as it deems appropriate to provide compensation that is competitive, aligns the interests of the recipient with those of the Company and our stockholders, and/or to promote retention.

During 2020, in connection with reviewing and approving NEO compensation for 2021, the Committee reviewed a report from FW Cook benchmarking compensation for the NEOs and other executive officers, including peer group research and survey analysis. The Committee also reviewed competitive surveys from Korn Ferry and Aon Hewitt’s Radford suite of surveys, with data specific to general industry and high-growth medtech and direct-to-consumer industry for companies of similar revenue and employee population. In choosing the peer group, the Committee, with the assistance of FW Cook, reviewed and approved a peer group that consisted of consumer-facing, e-commerce, disruptive businesses, with a market cap generally between $2 and $10 billion for the relevant year and with a similar growth profile. As a result, the following companies comprised our compensation peer group for fiscal year 2021:

Peer Group for Fiscal Year 2021 Compensation
Align Technology, Inc.	Lyft, Inc.
Angi Inc.	Match Group, Inc.
CarGurus, Inc.	Peloton Interactive, Inc.
Carvana Co.	Snap Inc.
Chegg, Inc.	Teladoc Health, Inc.
DexCom, Inc.	The Trade Desk Inc.
Etsy, Inc.	Wayfair Inc.
GoDaddy Inc.	Zillow Group, Inc.
HealthEquity, Inc.	Zynga Inc.

Elements of Executive Compensation

The table below outlines the key elements of the compensation arrangements with our NEOs and other executive officers and describes their purpose, form of delivery, key characteristics and the type of performance rewarded:

Element	Purpose	Cash or Equity

Base Salary	Provide compensation for expected day-to-day performance	Cash

Short-Term Incentive Bonus Compensation	Incentivize executives to meet or exceed pre-established performance metrics	Cash

Equity Compensation	Incentivize executives to achieve long-term stockholder value creation and align their interests with those of our stockholders	Equity

Base Salaries

Base salary represents the fixed portion of each NEO’s compensation and is intended to provide compensation for expected day-to-day performance. In November of 2020, the Compensation Committee, using competitive market data provided by FW Cook, reviewed and determined the base salaries of our NEOs as part of the Committee’s annual executive compensation review. The differences in salaries among the NEOs reflect the differences in scope and levels of responsibility.

The following table sets forth the annual base salaries for each of our NEOs in effect during 2021. No base salaries were changed for any of our NEOs in 2021.

NEO	Annual Base Salary for 2021

David Katzman	$1,000,000

Steven Katzman	$600,000

Susan Greenspon Rammelt	$700,000

Kay Oswald	$520,000

Kyle Wailes	$600,000

Short-Term Incentive Bonus Compensation

We use cash bonuses to provide annual short-term incentive compensation to reward eligible team members, including the NEOs, for the achievement of annual performance objectives under our short-term incentive program (the “STIP”). Bonuses are paid out of a “bonus pool” that the Compensation Committee establishes in its discretion based on our performance. Each year, the Committee establishes financial performance goals to support and incentivize the funding of the bonus pool.

With respect to the 2021 STIP, the Compensation Committee established the financial performance goals for our NEOs and other STIP participants, which goals were not certain of achievement at the time they were set. In setting these financial performance goals, the Committee selected two financial metrics: Net Revenue and Adjusted EBITDA margin, weighted 50% each, for purposes of funding the bonus pool. The selection of these metrics reflected the alignment of the STIP’s performance goals with the Company’s focus on controlled growth, while executing against profitability. Net Revenues are reported in our publicly filed financial statements as “Revenue, net.” Adjusted EBITDA margin is a non-GAAP financial measure, that we define as net loss, plus depreciation and amortization, interest expense, income tax expense (benefit), equity-based compensation, loss on extinguishment of debt, impairment of long-lived assets, abandonment and other related charges and certain other non-operating expenses, such as one-time store closure costs associated with our real estate repositioning strategy, severance, retention and other labor costs, certain one-time legal settlement costs, and unrealized foreign currency adjustments, over Net Revenue. Adjusted EBITDA margin is among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and is frequently used by securities analysts, investors, lenders, and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. The Committee adjusted the Net Revenue performance goal for 2021 in the second quarter of 2021 in light of the cyber-attack on the Company and associated business disruption during that period, consistent with our adjustment in revenue guidance for the second quarter of 2021, due to the same factors.

In addition to setting the performance metrics at the beginning of the fiscal year, the Committee established threshold, target and maximum levels of performance requirements for each performance metric. These levels were designed to motivate achievement, without incentivizing excessive risk-taking, and provide appropriate ‘stretch’ goals. The Committee set the Net Revenue target at $850 million and the Adjusted EBITDA margin target at 5%. The Committee also set the threshold (90% attainment of the target) and maximum (125% attainment of the target) performance levels for each metric. A minimum Net Revenue or Adjusted EBITDA threshold had to be met for the bonus pool to be funded, and the Compensation Committee has the sole discretion for determining funding levels.

The following general formula reflects the method of calculation for determining the actual annual cash bonus pool funding for the 2021 STIP:

Financial Performance Metrics				Bonus Pool
Net Revenue Percentage Attainment of Target Goal X 50% weighting	+	Adjusted EBITDA margin Percentage Attainment of Target Goal X 50% weighting	=	Percentage of total target bonus pool funding for the 2021 STIP bonus pool, assuming at least a threshold level of Net Revenue or Adjusted EBITDA margin attainment

In determining actual bonuses to be awarded, our Compensation Committee (except for Committee members with respect to his own compensation) approved a target bonus opportunity for each of the NEOs and other executive officers. The target bonus opportunities are expressed as a percentage of base salary. In November 2020, the Compensation Committee, using competitive market data provided by FW Cook, reviewed and determined the bonus target for our NEOs and other executive officers as part of the Committee’s annual executive compensation review. The bonus targets for each NEO were set by the Compensation Committee based on the scope and level of responsibility of the NEO, with the CEO receiving the highest target due to his greater responsibilities.

For 2021, the target bonus levels for each NEO were as follows:

NEO	Target Annual Bonus (% of annual base salary)

David Katzman	100%

Steven Katzman	50%

Susan Greenspon Rammelt	50%

Kay Oswald	50%

Kyle Wailes	50%

In calculating the STIP bonus to be paid, each NEO would be eligible to receive a bonus payout determined by multiplying the NEO’s base salary by his or her bonus target percentage, and then multiplying the product by the percentage of total target bonus pool funding for the STIP:

During the first quarter of 2022, the Compensation Committee reviewed the Company’s 2021 performance against the pre-established performance goals, in connection with its determination of annual cash bonuses for fiscal year 2021. The actual Net Revenue for 2021 was $637.6 million, and the Adjusted EBITDA margin was (21%). The Compensation Committee determined that the threshold level of achievement under the 2021 STIP had not been meet. As a result, the Committee determined not to fund the bonus pool for fiscal year 2021 and paid no annual short-term incentive compensation to the NEOs with respect to fiscal year 2021. To ensure that we retain executive team members who are critical to our future success and other key team members, the Compensation Committee approved and implemented a retention program for 2022 for all eligible team members, including the NEOs (except for Mr. D. Katzman and Mr. Wailes, who left the Company on January 7, 2022). Pursuant to this program, each eligible team member received in the first quarter of 2022 a retention payment in an amount equal to a portion of his or her 2022 salary consistent with the 2022 target under the STIP, which is subject to the recipient’s agreement to return the retention payment to Company, in the event that the team member voluntarily resigns from the Company or is terminated by us for cause, in each case prior to the one-year anniversary of the payment date (or, in the case of Mr. Oswald, prior to June 30, 2022).

Equity Compensation

We believe that providing long-term incentives in the form of equity awards promotes the attraction and retention of the best available talent for positions of substantial responsibility with our Company and incentivizes the NEOs and other eligible recipients to align their interests with those of our Company and our stockholders, creating a culture of ownership and affiliation with our Company. Each year, the Compensation Committee determines the types and sizes of annual equity awards to be awarded for such incentives. In 2021, we awarded such grants in the form of time-based restricted stock units (“RSUs”), subject to a vesting schedule based on continued service. At the time of hire, executive officers and other eligible team members are generally awarded an initial grant of RSUs, intended to establish a meaningful equity stake and motivate long-term value creation.

For fiscal year 2021, the Compensation Committee set and approved the type, amount and terms of the annual equity awards for all NEOs and other executive officers, after taking into account a compensation benchmarking assessment for the executive officers and other executives prepared by FW Cook, which included peer group benchmarking and survey analysis. Based on this assessment and the considerations noted above, the Committee (except for Committee members with respect to his own compensation) determined that the annual equity grants to each of our NEOs in 2021 would be comprised of RSUs with an aggregate value as follows, subject to vesting based on continued service over multiple years:

NEO	2021 Annual Equity Value

David Katzman	$5,000,000

Steven Katzman	$3,000,000

Susan Greenspon Rammelt	$2,500,000

Kay Oswald	$1,000,000

Kyle Wailes	$3,000,000

The Committee believes that the use of RSUs provides real value in awards that are earned over a specified vesting period, which promotes the retention of executives, with the value of the awards tied to the value of our stock price, which aligns their interests with those of our Company and our stockholders.

The grant date for equity awards is a future date approved by the Compensation Committee. The Committee determined in 2020 that the annual equity grant date for 2021 for all participating team members would be the first Monday of the full business week following the first day of January (January 4, 2021). In order to motivate and retain our critical team members, the Committee determined in September 2020 that the number of shares subject to the 2021 annual equity awards for all participating team members would be determined by using the closing price of our Class A common stock on either October 1, 2020 or December 31, 2020, whichever was lower.

Other Elements of Compensation and Payments

Our NEOs are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, short- and long-term disability and life insurance, to the same extent as our other full-time team members, subject to the terms and eligibility requirements of those plans. We also sponsor a 401(k) defined contribution plan, pursuant to which eligible participants, including our NEOs, may defer a portion of their compensation, within prescribed tax limits, on a pre-tax basis through contributions to the 401(k) plan. The Company also provides compensation to participants by making matching contributions in the Company’s 401(k) plan. In 2021, we provided a 100% match on the first 3%, and a 50% match on the next 2%, contributed by the team member. Matching contributions are not made with respect to compensation in excess of the ERISA limit of $290,000.

In certain instances, we provide executives with additional benefits that we believe are reasonable and typical for similarly situated executives and help us to attract and retain these executives. Among these benefits are transportation-related benefits, which we believe provide security, travel flexibility and efficiencies that result in a more productive use of the executive’s time, given the demands of his or her position. These benefits include the opportunity for NEOs to use our corporate aircraft for personal use. During 2021, we provided certain reimbursements for our NEOs’ expenses relating to commuting between their residences and our Nashville, Tennessee headquarters, as well as the use of apartments, certain meals, rental cars, and other expenses while in Tennessee.

During November 2021, the Committee determined to award Mr. Oswald a one-time spot bonus payment in recognition of his efforts as President of International. Mr. S. Katzman received a grant of fully vested RSUs on January 15, 2021 to remediate a miscalculation of proceeds payable to him in connection with our IPO in 2019. Although we do not believe this award was compensatory, pursuant to SEC rules it is reflected in the “Summary Compensation Table for 2021” and “Grant of Plan-Based Awards in 2021” table below.

Say-on-Pay Vote and Stockholder Engagement

As we are no longer considered an “emerging growth company” as defined under SEC rules, we will be holding our first non-binding stockholder advisory vote on the compensation of our NEOs as disclosed in this CD&A (the “Say-on-Pay” vote). The Committee and the Board will continue to monitor competitive pay practices, the Say-on-Pay votes to be cast at this Annual Meeting and in the future, and other stockholder feedback in evaluating our NEO compensation program. We are committed to engaging with stockholders to ensure that we understand their feedback about our executive compensation programs and other key matters of interest to them.

Through our investor relations program, we conduct stockholder outreach throughout the year to inform our management and Board about the issues that matter most to our stockholders. The stockholder outreach efforts include meetings between management and investors and management presentations at investor conferences, including question-and-answer sessions, on a regular basis. The investor relations group also responds to retail investor email and telephone inquiries, providing access to our representatives and a forum for providing feedback. Our investor relations team, certain NEOs and/or other members of management met with our largest investors throughout the year, and management reports to the Board regularly on stockholder engagement efforts.

Employment and Change-in-Control Agreements

We consider the attraction and retention of a strong management team essential our success. Each of our NEOs is employed by the Company on an “at will” basis, meaning that either we or the NEO may terminate the employment relationship at any time without cause. While we do not use employment agreements, each of our NEOs has executed our standard Proprietary Information, Inventions Assignment and Non-Compete Agreement, which all team members must sign. This agreement provides for protection of our confidential information, assignment to the Company of intellectual property developed by our team members, and non-compete and non-solicitation obligations throughout employment and for a period of eighteen (18) months thereafter.

The Board determined at the time of our IPO to enter into change-in-control severance arrangements with the NEOs in order to assure continuity of senior management and to reinforce and encourage their continued attention and dedication to their duties and responsibilities without distraction in the event of the possibility of a change in control. These agreements entitle the NEOs to certain payments, rights and benefits in connection with a termination of employment by us without “cause” or by the NEO for “good reason” in the context of a change in control. To qualify for any benefits under this agreement, the termination of employment must occur within the time period beginning three months before and ending 12 months following a change in control, and the NEO must execute, deliver to us, and not revoke a release of claims. If the NEO complies with the applicable requirements, the NEO will be entitled to the benefits described more fully in the “Potential Payments on a Termination or Change in Control” section.

Hedging Policy

We maintain an Insider Trading Policy, pursuant to which all of our NEOs and other officers, directors, and team members are prohibited from engaging in hedging transactions such as, but not limited to, zero-cost collars, equity swaps and forward sale contracts. The Policy also applies to family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the officer, director or team member. We prohibit hedging transactions because they may allow a director, officer or other team member to continue to own our securities, but without the full risks and rewards of ownership, which could lead to such person no longer having the same objectives as our other stockholders.

Tax and Accounting Considerations

Section 162(m) of the Code (“Section 162(m)”) generally limits the tax deductibility of compensation paid by a public corporation to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. While the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Committee has not and will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and our stockholders, even though such programs may result in nondeductible compensation expenses for tax purposes.

We account for stock-based compensation in accordance with the authoritative guidance set forth in Accounting Standards Codification Topic 718, which requires companies to measure and recognize the compensation expense for all share-based awards made to employees and directors over the period during which the award recipient is required to perform services in exchange for the award.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee operates under a written charter adopted by the Board that is available on the Company’s website at www.smiledirectclub.com.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis (CD&A) included in this proxy statement. Based on this review and these discussions, the Compensation Committee has recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement and incorporated by reference from this proxy statement into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the Securities and Exchange Commission on March 1, 2022.

COMPENSATION COMMITTEE

David Katzman (Chair)

Steven Katzman

Richard F. Wallman

Executive Compensation Tables

Summary Compensation Table for 2021

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation(a)	All Other Compensation ($)(c)	Total ($)

David Katzman Chief Executive Officer	2021	1,000,000	—	4,999,993	—	0	444,624	6,117,436
	2020	501,782	1,000,000	—	—	—	164,769	1,666,551
	2019	269,231	304,110	2,499,985	3,355,425	—	201,761	6,630,512
Kyle Wailes Former Chief Financial Officer	2021	600,000	—	2,999,994	—	0	923	3,600,917
	2020	576,923	300,000	176,803	—	—	1423	1,055,149
	2019	474,692	248,425	19,388,317	1,393,035	—	923	21,505,392

Steven Katzman Chief Operating Officer	2021	600,000	—	5,240,963	—	0	132,255	5,973,218
	2020	579,066	300,000	176,803	—	—	89,321	1,145,190
	2019	453,846	5,322,407	999,994	1,393,035	—	141,210	8,310,492

Susan Greenspon Rammelt Chief Legal Officer, EVP Business Affairs and Secretary	2021	700,000	—	2,499,997	—	0	132,907	3,332,904
	2020	693,541	350,000	206,273	—	—	51,577	1,301,391
	2019	686,667	821,577	749,984	1,044,782	—	82,759	3,385,769

Kay Oswald(d) President of International	2021	520,000	75,000	999,994	—	0	210,721	1,805,715

(a)

The amount for 2021 for Mr. Oswald reflects a one-time spot bonus paid in 2021 in recognition of his efforts as President of International. The amounts for 2019 and 2020 reported in the “Bonus” column represent discretionary performance bonuses. For more information about our NEO’s bonuses for 2021, reflected in the Non-Equity Incentive Plan Compensation column, see “Compensation Discussion and Analysis — Short-Term Incentive Bonus Compensation.”

(b)

For 2021, amounts reflect the full grant date fair value of the restricted stock units (“RSUs”) granted under our 2019 Omnibus Incentive Plan (the “Omnibus Plan”) and computed in accordance with ASC Topic 718. For additional information regarding assumptions used to calculate the value of such awards, please refer to Note 13 to our consolidated financial statements for fiscal year ended December 31, 2021, included in our Annual Report on Form 10-K for the year ended December 31, 2021. For Mr. S. Katzman, the amount includes a grant of fully vested RSUs with a grant date fair value of $2,240,969, which we do not believe to be compensatory, but is reflected in the table pursuant to SEC rules as the grant had a grant date in 2021, pursuant to Topic 718, as more fully described in the Grant of Plan-Based Awards in 2021 table.

(c)

Amounts disclosed in this column for 2021 include the aggregate incremental costs of perquisites and other personal benefits, including (i) living costs of approximately $46,080, $46,155, $51,300, and 76,069 for corporate housing near our principal executive office in Nashville for D. Katzman, S. Katzman, Greenspon Rammelt, and Oswald, respectively, pursuant to which each had imputed income and received tax reimbursement in the amount of $71,363, $74,500, $81,607 and $123,052, respectively; (ii) employer contributions of $923, $11,600, and $11,600 to the 401(k) account of each of Mr. Wailes, Mr. S. Katzman, and Mr. Oswald; and (iii) for D. Katzman, personal use of our corporate-owned aircraft or other non-commercial aircraft accessed through a lease or time-share arrangement (collectively, our “corporate aircraft”) in the amount of $327,181. The incremental cost to us of the personal use of our corporate-owned aircraft is calculated by adding the total variable costs (including fuel, landing and navigation fees, catering, flight crew trip expenses, telecommunications, supplies, and miscellaneous expenses attributable to such personal use. Fixed costs which do not change based on usage, such as pilot salaries, maintenance, hangar rental and insurance, are excluded. The incremental cost to us of the personal use of other non-commercial aircraft is calculated as the total variable costs invoiced to us for each instance of personal use. S. Katzman reimbursed us for his personal use of our corporate aircraft during 2021.

(d)	In accordance with SEC rules, only 2021 information is included for Mr. Oswald, as he was not a named executive officer under SEC rules in prior fiscal years.

Named Executive Officer Compensation Arrangements

The material terms of the compensation arrangements that are necessary to an understanding of the information provided in the Summary Compensation Table for Fiscal Year 2021 and the Grants of Plan-Based Awards During 2021 are provided below. See “Potential Payments on a Termination or Change in Control” for a description of severance payments and benefits payable to the NEOs following a qualifying termination of employment by us in connection with a change in control.

David Katzman

For fiscal year 2021, the Compensation Committee approved the following compensation arrangements for Mr. D. Katzman: base salary of $1 million, with an annual target bonus opportunity equal to 100% of his base salary and an annual grant of RSUs with a value of $5 million.

Kyle Wailes

For fiscal year 2021, the Compensation Committee approved the following compensation arrangements for Mr. Wailes: base salary of $600,000, with an annual target bonus opportunity equal to 50% of his base salary and an annual grant of RSUs with a value of $3 million. Mr. Wailes stepped down from his role as our Chief Financial Officer on January 7, 2022.

Steven Katzman

For fiscal year 2021, the Compensation Committee approved the following compensation arrangements for Mr. S. Katzman: base salary of $600,000, with an annual target bonus opportunity equal to 50% of his base salary and an annual grant of RSUs with a value of $3 million.

Susan Greenspon Rammelt

For fiscal year 2021, the Compensation Committee approved the following compensation arrangements for Ms. Greenspon Rammelt: base salary of $700,000, with an annual target bonus opportunity equal to 50% of her base salary and an annual grant of RSUs with a value of $2.5 million.

Kay Oswald

For fiscal year 2021, the Compensation Committee approved the following compensation arrangements for Mr. Oswald: base salary of $520,000, with an annual target bonus opportunity equal to 50% of his base salary and an annual grant of RSUs with a value of $1 million. Pursuant to an agreement we have entered into with Mr. Oswald to retain him until his anticipated June 30, 2022 departure from the Company, he will receive accelerated vesting of 50% of any tranche of previously awarded grants that would vest in January 2023 upon departure, and his September 16, 2019 RSU grant will be deemed fully vested upon departure.

Description of Plan-Based Awards

Equity awards reported in the Grants of Plan-Based Awards in 2021 table awarded to each of our NEOs were awarded under the 2019 Omnibus Incentive Plan. Vesting for the reported RSUs occurs, except as otherwise described in the footnotes to the table: for Mr. D. Katzman, in equal annual installments over four years, and for the other NEOs, 50% of the award vests on the second anniversary of the grant date, 25% vests on the third anniversary of the grant date, and 25% vests on the fourth anniversary of the grant date. Other material terms of the RSU awards, including the determination of the number of shares awarded and the grant dates, are more fully described under “Compensation Discussion and Analysis — Equity Compensation.” Our NEOs are also eligible to receive cash bonus compensation under our annual short-term incentive program (“STIP”), pursuant to which performance goals are established. For a description of the material terms of the STIP, including the threshold, target, and maximum bonus level opportunities for each of the NEOs, see “Compensation Discussion and Analysis — Short-Term Incentive Bonus Compensation.”

Grants of Plan-Based Awards in 2021

The following table contains information concerning the plan-based equity awards that were granted to our NEOs in 2021, and the non-equity incentive plan awards our NEOs were eligible to receive for 2021 under our annual STIP. The amounts shown in the columns under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential future payments at the time of grant only. At the time of grant, whether these amounts (or any portion thereof) would ultimately be received by the NEOs was uncertain because the awards were contingent on the achievement of performance goals and the NEOs’ continued employment. The cash amounts that were earned by our NEOs under our 2021 annual STIP are disclosed above in the Summary Compensation Table for 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock and Option Awards ($)

		Date of
	Grant	Committee	Threshold	Target	Maximum
Name	Date	Action(1)	($)	($)	($)
David Katzman	1/4/21	12/17/20	—	—	—	431,592	4,999,993
	—	4/12/21	900,000	1,000,000	1,250,000
Kyle Wailes	1/4/21	12/17/20	—	—	—	258,955	2,999,994
	—	4/12/21	270,000	300,000	375,000
Steven Katzman	1/4/21	12/17/20	—	—	—	258,955	2,999,994
	1/15/21	—	—	—	—	196,232	2,240,969
	—	4/12/21	270,000	300,000	375,000
Susan Greenspon Rammelt	1/4/21	12/17/20	—	—	—	215,796	2,499,997
	—	4/12/21	315,000	350,000	437,500
Kay Oswald	1/4/21	12/17/20	—	—	—	86,318	999,994
	—	4/12/21	234,000	260,000	325,000

(1)

The “Date of Committee Action” refers to the date on which the Compensation Committee approved the grants reported in the table. The January 15, 2021 grant of fully vested RSUs to Mr. S. Katzman was granted to remediate a miscalculation of proceeds payable to him in connection with our IPO in 2019. While we do not believe this grant to be compensatory, pursuant to SEC rules it is reflected in the table as it had a grant date in 2021, pursuant to ASC Topic 718.

(2)	The amounts shown in this column reflect the number of restricted stock units granted to each NEO under our 2019 Omnibus Incentive Plan.

Outstanding Equity Awards as of December 31, 2021

		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(a)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

David	1/4/21(b)	—	—	—	—	431,592	1,014,241	—	—
Katzman	9/16/19(d)	—	—	—	—	36,233	85,148	—	—
	9/11/19(d)	217,390	108,696	23.00	9/11/29	—	—	—	—

Kyle	1/4/21(c)	—	—	—	—	258,955	608,544	—	—
Wailes	9/16/19(e)	—	—	—	—	43,478	102,173	—	—
	9/11/19(e)	—	130,434	23.00	9/11/29	—	—	—	—

Steven	1/4/21(c)	—	—	—	—	258,955	608,544	—	—
Katzman	9/16/19(e)	—	—	—	—	43,478	102,173	—	—
	9/11/19(e)	—	130,434	23.00	9/11/29	—	—	—	—

Susan Greenspon	1/4/21(c)	—	—	—	—	215,796	507,121	—	—
Rammelt	9/16/19(e)	—	—	—	—	32,608	76,629	—	—
	9/11/19(e)	—	97,826	23.00	9/11/29	—	—	—	—

Kay	1/4/21(c)	—	—	—	—	86,319	202,847	—	—
Oswald	9/16/19(d)	—	—	—	—	10,870	25,545	—	—
	9/11/19(d)	65,216	32,610	23.00	9/11/29	—	—	—	—

(a)

The market value of unvested restricted stock units is calculated by multiplying the number of unvested restricted stock units held by the applicable NEO by the closing price of our Class A common stock on December 31, 2021, which was $2.35 per share.

(b)	This award vests as follows: 1/4 of the equity award vests on each of the first four anniversaries of the grant date, subject to continued employment on such vesting dates.
(c)

This award vests as follows: 50% of the award vests on the second anniversary of the grant date, 25% vests on the third anniversary of the grant date, and 25% vests on the fourth anniversary of the grant date, subject to continued employment on such vesting dates.

(d)	This award vests as follows: 1/3 of the equity award will vest on each of the first three anniversaries of the grant date, subject to continued employment on such vesting dates.
(e)	This award vests as follows: 100% of the equity award will vest on the third anniversary of the grant date, subject to continued employment on such vesting date.

Option Exercises and Stock Vested in 2021

Name)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

David Katzman	—	—	36,231	208,691

Kyle Wailes	—	—	237,605	2,389,040

Steven Katzman	—	—	418,237	4,743,019

Susan Greenspon Rammelt	—	—	30,069	304,599

Kay Oswald	—	—	62,543	411,801

(1)

Represents the gross number of restricted stock units vested multiplied by the closing price of our common stock on the last trading day prior to the date of vesting. Because RSUs are taxable to the recipients when they vest, the number of shares we issued to each of our NEOs is either net of applicable withholding taxes, if the NEO satisfied such obligation through share withholding, or gross, if the NEO paid his or her withholding taxes through a different method.

2021 Pension Benefits

We did not maintain any defined benefit pension plans in 2021.

Nonqualified Deferred Compensation for 2021

We did not maintain any nonqualified deferred compensation plans in 2021.

Potential Payments on a Termination or Change in Control

Change in Control Severance Agreements

As of December 31, 2021, each of our NEOs was a party to a change in control severance agreement with us, whereby each is entitled to certain payments, rights and benefits in connection with a termination of employment by us without “Cause” or by the NEO for “Good Reason” (as discussed below). To qualify for any benefits under such agreement, the termination of employment must occur within the time period beginning three months before and ending 12 months following a change in control (as defined in our 2019 Omnibus Incentive Plan and as discussed below), and the NEO must execute, deliver to us, and not revoke a release of claims.

If the NEO complies with the applicable requirements, the NEO will be entitled to the following accrued benefits:

•	any earned but unpaid base salary through the date of termination of employment;

•	any accrued but unused vacation pay through the date of termination of employment;

•	any unreimbursed expenses incurred by the NEO through the date of termination; and

•	such fully vested and non-forfeitable employee benefits, if any, to which the NEO may be entitled under our employee benefit plans.

In addition, the NEO will be entitled to the following severance benefits:

•

a lump-sum severance payment in an amount equal to (x) either 18 months (for NEOs other than D. Katzman) or 24 months (for D. Katzman) of the NEO’s annual then-current base salary and (y) 100% of the NEO’s annual target bonus;

•

if the NEO participates in our medical plans and elects to continue to receive group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), we will either directly pay or reimburse the NEO for all monthly COBRA premiums, whether monthly or in a lump-sum cash payment, at our sole discretion, incurred by the NEO on behalf of both the NEO and such NEO’s dependents for a period of 18 months (for NEOs other than D. Katzman) and up to 24 months (for D. Katzman);

•	a cash payment equal to a pro rata portion of the NEO’s annual target bonus for the year in which the termination occurs, based on the number of days of such fiscal year through the termination date;

•	in the event that the NEO’s equity awards that vest solely based on time are not assumed, converted, or replaced, full vesting acceleration for such awards;

•

in the event that the NEO’s equity awards that have performance-based vesting requirements are not assumed, converted, or replaced, where the performance goals have been determined to be achieved in whole or in part as of the termination date but the awards remain subject to time-based vesting, full vesting acceleration for such awards; and

•

in the event that the NEO’s equity awards that have performance-based vesting requirements are not assumed, converted, or replaced, where the performance goals have not yet been determined to be achieved as of the termination date, the performance goals shall be deemed achieved at 100% of target levels, in addition to full vesting acceleration for any time-based vesting for such award.

Each of the change in control severance agreements defines “Cause” to mean that the NEO’s continuous service with us is terminated because of such NEO’s (1) willful failure to perform his or her duties and responsibilities to us or violation of any written Company policy; (2) commission of any act of fraud, embezzlement or dishonesty, or any other misconduct that has caused or is reasonably expected to result in injury to us (including, for the avoidance of doubt, reputational harm); (3) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the NEO owes an obligation of nondisclosure as a result of his or her relationship with the Company; (4) material breach of any of his or her obligations under any written agreement or covenant with us; (5) commission of a felony or other crime involving moral turpitude; or (6) gross negligence in connection with his or her performance of services.

Each of the change in control severance agreements defines “Good Reason” to mean the occurrence, without the NEO’s written consent, of any one or more of the following events or circumstances: (1) the NEO’s duties or responsibilities are materially diminished; (2) the NEO ceases to hold a position of like status to the position held by the NEO immediately prior to the change in control period under the agreement; (3) any fundamental term of the agreement is breached other than by the NEO; (4) the NEO’s annual base salary, annual target bonus or other benefits are materially reduced (other than as part of a broader reduction to senior management’s compensation); or (5) the NEO is required to relocate the NEO’s principal place of employment more than 50 miles from the NEO’s normal place of work unless the NEO’s principal place of employment is brought within 50 miles (whether by distance or commuting time) of the NEO’s home residence by such relocation.

A change in control under these change in control severance agreements means (1) an acquiror (other than the Company and its affiliates) acquires ownership of our stock that, together with stock held by the acquiror, constitutes more than 50% of the total fair market value or total voting power of our stock; (2) any merger, consolidation or other business combination transaction of us with or into an acquiror; (3) a majority of our Board is replaced during any 12-month period with directors whose appointment or election is not endorsed by a majority of our Board before the date of each appointment or election; or (4) an acquiror acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such acquiror) all or substantially all of the Company’s assets.

The following table reflects the incremental payments and benefits due to each NEO upon a termination of employment, assuming a termination on December 31, 2021, by us without “Cause” or by the NEO for “Good

Reason,” within the time period beginning three months before and ending 12 months following a change in control.

Name	Severance Pay (a) ($)	Pro Rata Bonus (b) ($)	Acceleration of Equity Awards (c) ($)	Continuation of Medical Insurance under COBRA (d) ($)	Total ($)

David Katzman	3,000,000	1,000,000	1,099,389	26,780	5,126,169

Kyle Wailes (e)	1,200,000	300,000	710,718	18,745	2,229,463

Steven Katzman	1,200,000	300,000	710,718	26,877	2,237,595

Susan Greenspon Rammelt	1,400,000	350,000	583,749	26,877	2,360,626

Kay Oswald	1,040,000	260,000	228,392	18,745	1,547,137

(a)	Amounts reflect severance pay comprised of 18 months of the NEO’s annual base salary as in effect on December 31, 2021 (24 months for D. Katzman) and 100% of the NEO’s annual target bonus for 2021.
(b)	Amounts reflect the annual target bonus for 2021, the year in which the termination occurs, pro rata for the year through the date of termination, December 31, 2021.
(c)

The calculation of the values associated with the acceleration of the vesting of outstanding equity awards was based on the closing price of our common stock on NASDAQ on December 31, 2021, the last trading day of the year, which was $2.35.

(d)

Amounts reflect continuing coverage under medical plans, through our direct payment or reimbursement for monthly COBRA premiums incurred by the NEO for the NEO and dependents for a period of 18 months (up to 24 months for D. Katzman).

(e)	Mr. Wailes stepped down from his role as our Chief Financial Officer on January 7, 2022. He did not receive any additional payments incremental to accrued amounts in connection with his departure.

In the event the NEO becomes entitled to any payment or benefit under the change in control severance agreement, and those payments and benefits (together with other payments or benefits payable under any other agreement with us, or plan or policy of ours) are determined by us to be subject to the excise tax imposed by Section 4999 of the Code (or any similar tax that may be hereafter imposed), then such payment shall be either (i) the full payment, subject to the payment of the excise tax by the NEO, or (ii) such lesser amount that would result in no portion of the payment being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the excise tax, as well as the phase out of itemized deductions and personal exemptions related to such payments, results in the receipt by the NEO, on an after-tax basis, of the greatest amount of the payment, notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. Solely for purposes of calculating the payments and benefits in the table above, we have assumed that no reduction would have occurred as a result of the application of these provisions and that the full payment would therefore have been received. In the event of an actual change in control, a reduction may apply.

Other Terminations of Employment or Change in Control Without Termination

We do not otherwise maintain any agreements, plans or programs that would provide for enhanced payments or benefits to our NEOs upon a termination of employment prior to a change in control or upon a change in control without a qualifying termination of employment.

Equity Compensation Plan Information

The following table sets forth information with respect to compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	6,501,283	(1)	$22.70	(2)	44,222,904	(3)

Equity compensation plans not approved by security holders	—		—		—

Total	6,501,283		$22.70		44,222,904

(1)

Consists of shares of Class A common stock subject to 4,837,161 restricted stock units and 1,664,122 stock options outstanding under our 2019 Omnibus Incentive Plan. In accordance with SEC rules, this number does not include outstanding rights to purchase shares (if any) under our 2019 Stock Purchase Plan.

(2)	Excludes restricted stock units, which have no exercise price.
(3)

Includes shares of Class A common stock that remain available for grant under our equity compensation plans as follows: (a) 36,516,013 shares remain available under our 2019 Omnibus Incentive Plan and (b) 7,706,891 shares remain available under our 2019 Stock Purchase Plan.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Our Board has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of Ernst & Young LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.

Ernst & Young LLP also served as our independent registered public accounting firm for the fiscal years ended December 31, 2020 and 2021. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of Ernst & Young LLP is expected to attend the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions from stockholders.

In the event that the appointment of Ernst & Young LLP is not ratified by the stockholders, the audit committee will consider this fact when it appoints the independent auditor for the fiscal year ending December 31, 2023. Even if the appointment of Ernst & Young LLP is ratified, the audit committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interests of the Company.

Ernst & Young LLP Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2021 and 2020, respectively, by our independent auditors, Ernst & Young LLP and its affiliates, were approximately:

	2021	2020

Audit fees	$3,475,283	$2,016,901

Audit-related fees	—	—

Tax fees	—	—

All other fees	$5,200	5,200

Total	$3,480,483	$2,022,101

All of the fees set forth in the table above for 2021 and 2020 were pre-approved by the audit committee in accordance with the procedures described below.

Audit Fees

Audit fees in 2021 and 2020 include fees for our annual audit and quarterly review procedures and, for 2021, our internal controls audit and report, assurance-related services that are normally provided by the independent registered public accounting firm in connection with business and regulatory transactions and statutory audits required internationally.

All Other Fees

Amounts reflect license fees for online research tools.

Pre-Approval Policy for Services Performed by Independent Auditor

The audit committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the audit committee must pre-approve all permissible services to be performed by the independent auditor.

Our audit committee has established a policy governing our use of the services of our independent registered accounting firm. Under this policy, our audit committee shall (i) review and approve, in advance, the scope and plans for the audits and the audit fees, and (ii) approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor or any other registered public accounting firm that are not otherwise prohibited by law and any associated fees. The audit committee chairperson may delegate to one or more members of the audit committee the authority to pre-approve audit and permissible non-audit services and any associated fees, as long as such pre-approval is presented to the full audit committee at scheduled meetings. The audit committee may, in accordance with applicable law, establish pre-approval policies and procedures for the engagement of independent accountants to render services to the Company.

Our board of directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our registered public accounting firm for the year ending December 31, 2022.

REPORT OF THE AUDIT COMMITTEE

The audit committee operates under a written charter adopted by the Board that is available on the Company’s website at www.smiledirectclub.com.

The audit committee oversees the accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the audit committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2021 with management and Ernst & Young LLP, the independent auditor for the Company. The Committee also discussed and reviewed with Ernst & Young LLP all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Ernst & Young LLP with the audit committee under PCAOB Auditing Standard No. 1301, Communications with audit committees, and SEC Rule 2-07 of Regulation S-X.

In addition, Ernst & Young LLP provided to the audit committee the formal written disclosures and letter, describing all relationships between Ernst & Young LLP and its affiliates and the Company and its affiliates as defined by the rules and regulations of the SEC that might bear on Ernst & Young LLP’s independence, as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The audit committee reviewed and discussed with Ernst & Young LLP any matters that could have impacted Ernst & Young LLP’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the audit committee’s attention as a result of its review of Ernst & Young LLP’s statement or its discussions with Ernst & Young LLP that would indicate that Ernst & Young LLP lacked such objectivity or independence. Based on these reviews and discussions and in reliance thereon, the audit committee recommended to the Board that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

AUDIT COMMITTEE

Richard F. Wallman (Chair)

William H. Frist*

Edward Ward

*

Richard F. Wallman (Chair), William H. Frist and Edward Ward were the members of the Audit Committee who engaged in the review and discussions and made the recommendation referred to above in the Report of the Audit Committee. Mr. Frist resigned from the Board effective February 24, 2022. As of the date of this Proxy Statement, the members of the Audit Committee are Richard F. Wallman (Chair), Carol Hamilton and Edward W. Ward, III.

PROPOSAL NO. 3 — APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and as required by Rule 14a-21 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our Board of Directors is providing our stockholders with an opportunity to cast an advisory (non-binding) vote on a resolution to approve the compensation of our named executive officers.

As described below under “Executive Compensation — Compensation Discussion and Analysis,” we have developed a compensation program that is structured to drive performance, with a particular focus on long-term results.

The fundamental principles followed by our Compensation Committee in structuring compensation programs for the named executive officers and other executive officers were designed to:

1.	Support our core values, strategic mission, and vision;

2.	Align, to an appropriate extent, the interests of our executive officers with those of our stockholders;

3.	Attract, motivate, and retain highly skilled executive officers with the business experience and acumen necessary for achieving our long-term business objectives; and

4.	Link executive officer pay to short-term and long-term company performance.

We believe our executive compensation program strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

We are asking for stockholder approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, including the disclosures in the “Executive Compensation — Compensation Discussion and Analysis” section above, the compensation tables, the narrative discussion and any related material disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. For the reasons discussed above, our Board of Directors unanimously recommends that our stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and any related material disclosed in the proxy statement.”

As this vote is advisory, it will not be binding on our Board of Directors or our Compensation Committee, and neither our Board of Directors nor our Compensation Committee will be required to take any action as a result of the outcome of the vote. However, our Compensation Committee will carefully consider the outcome of this vote when considering future executive compensation policies and decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4 — APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background

We are required by the Dodd-Frank Act, as well as Rule 14a-21 of the Exchange Act, to provide stockholders with a separate advisory (non-binding) vote for the purpose of asking stockholders to express their preference for the frequency of future advisory votes to approve the compensation of our named executive officers. Stockholders may indicate whether they would prefer an advisory vote to approve the compensation of our named executive officers every one, two or three years (or may abstain from voting). We are required to solicit stockholder votes on the frequency of future advisory votes to approve the compensation of our named executive officers at least once every six years, although we may seek stockholder input more frequently.

The frequency period that receives the most votes (every one, two or three years) will be deemed to be the recommendation of the stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Compensation Committee, the Board of Directors may decide that it is in the best interest of our stockholders and the Company to hold an advisory vote to approve the compensation of our named executive officers more or less frequently than the option selected by a plurality of our stockholders. The Board of Directors will, however, carefully consider the outcome of this vote when considering the frequency of future advisory votes to approve the compensation of our named executive officers.

The Board of Directors believes there is a reasonable basis for holding the advisory vote to approve the compensation of our named executive officers every year, every two years or every three years; less frequent votes encourage a more long-term analysis of the Company’s executive compensation programs and would avoid the burden that annual votes would impose on stockholders required to evaluate the executive compensation program each year, but more frequent votes provide stockholders with the opportunity to react to emerging trends in compensation and give the Board of Directors and the Compensation Committee the opportunity to evaluate the compensation program each year in light of timely input from stockholders. The Board of Directors believes it is a best practice to hold the advisory vote to approve the compensation of our named executive officers every year.

Therefore, the Board of Directors recommends that the stockholders vote to hold the advisory vote to approve the compensation of our named executive officers every year. Stockholders are not voting, however, to approve or disapprove of this particular recommendation. The proxy card provides four choices, and stockholders are entitled to vote on whether the advisory vote to approve the compensation of our named executive officers shall be held every one, two or three years or to abstain from voting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information relating to the beneficial ownership of our Class A common stock and Class B common stock as of February 28, 2022, except as otherwise indicated, by:

•	each of our directors and named executive officers;

•

each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock, 5% of our outstanding Class B common stock or 5% of SDC Financial LLC Units (“LLC Units”); and

•	all of our directors and executive officers as a group.

As described in “Certain Relationships and Related Person Transactions,” pursuant to the terms of the SDC Financial LLC Agreement, each holder of LLC Units is entitled to have their LLC Interests purchased or redeemed for cash equal to the market value of the applicable number of our shares of Class A common stock or for an equal number of shares of Class A common stock at the sole discretion of the Company.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of February 28, 2022 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, we believe, based on information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares of common stock and LLC Interests held by that person, other than those shares owned by the Voting Group.

Applicable percentage ownership is based on 120,381,351 shares of our Class A common stock and 268,993,501 shares of Class B common stock outstanding as of February 28, 2022. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of February 28, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, the address for each beneficial owner listed is c/o SmileDirectClub, Inc., 414 Union Street Nashville, Tennessee 37219.

Beneficial Ownership in SmileDirectClub, Inc.

	Class A common stock beneficially owned(a)(b)		Class B common stock beneficially owned(a)(b)		Combined Voting Power(a)
Name of beneficial owner	Number	%	Number	%	%

5% Stockholders

Prentice Capital Management, LP(c)	6,390,776	5.3%	—	—	*

The Vanguard Group(d)	9,843,591	8.2%	—	—	*

Directors and Named Executive Officers

David Katzman(b)(e)**	1,049,354	*	87,062,422	32.3%	30.9%

Jordan Katzman(b)(f)	796,504	*	69,038,866	25.6%	24.5%

Alexander Fenkell(b)(g)	136,949	*	63,025,431	23.4%	22.4%

Steven Katzman(b)(h)	753,926	*	34,005,263	12.6%	12.1%

Susan Greenspon Rammelt(b)(i)	22,747	*	203,423	*	*

Carol J. Hamilton	75,107	*	—	—	*

Richard F. Wallman	229,707	*	—	—	*

Edward W. Ward, III	28,571	—	—	—	—

Kay Oswald	211,983	*	—	—	*

Kyle Wailes	445,626	—	—	—	—

All executive officers and directors as a group (9 persons)	2,317,689	1.9%	253,335,405	94.0%	90.0%

*	Represents beneficial ownership of less than 1%
**

Prior to the consummation of the IPO, certain trusts affiliated with David Katzman, Steven Katzman, Jordan Katzman and Alexander Fenkell (collectively, the “Voting Group”) entered into a voting agreement (the “Voting Agreement”), pursuant to which the Voting Group gave David Katzman sole voting, but not dispositive, power over the shares of our Class A and Class B common stock beneficially owned by the Voting Group (the “Voting Group Stock”). All of our Class B common stock is held by pre-IPO investors who continue to hold units in SDC Financial. Thus, the Voting Agreement gives David Katzman majority voting power over all matters submitted to stockholders for a vote.

(a)	Our Class A common stock entitles holders thereof to one vote per share, and our Class B common stock initially entitles holders thereof to ten votes per share, voting together as a single class.
(b)

Subject to the terms and conditions of the SDC Financial LLC Agreement, LLC Units are exchangeable (with automatic cancellation of an equal number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustment for stock splits, stock dividends, and reclassifications, or for cash (based on the market price of the shares of Class A common stock), with the form of consideration determined by the disinterested members of our board of directors. Beneficial ownership of LLC Units is not reflected in this table; however, information concerning ownership of LLC Units is included in the footnotes below, where applicable.

(c)

Prentice Capital Management, LP (“PCM”) beneficially owns, and holds shared voting and dispositive power of, 6,390,776 shares of Class A common stock. The address for PCM is 100 West Putnam Avenue-Slagle House, Greenwich, CT 06830. The information concerning PCM is based upon a Schedule 13G filed with the SEC on March 2, 2022, as of February 22, 2022.

(d)

Vanguard Voting Group (“Vanguard”) beneficially owns 9,843,591 shares of common stock, of which Vanguard holds shared voting power for 35,520 shares, sole dispositive power for 9,730,854 shares, and shared dispositive power for 112,737 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. The information concerning Vanguard is based upon a Schedule 13G/A filed with the SEC on February 10, 2022, as of December 31, 2021.

(e)

Mr. D. Katzman beneficially owns (i) 168,934 shares of Class A common stock and has the right to acquire 217,390 shares of Class A common stock on or within 60 days from February 28, 2022, through the exercise of stock options, (ii) 663,130 shares of Class A common stock held by DBK Investments, LLC, (iii) 86,861,011 LLC Units and shares of Class B common stock held by DBK Investments, LLC, of which he is the manager, which is wholly owned by the David B. Katzman 2018 Irrevocable Trust, over which he has sole voting and investment control, and (iv) 201,411 LLC Units and shares of Class B common stock held by the David Katzman Revocable Trust, of which he is trustee. Excludes 37,000 shares of Class A common stock and 616,014 LLC Units and shares of Class B common stock that are beneficially owned by Heather Katzman, Mr. D. Katzman’s spouse. Under the Voting Agreement, as discussed in the “Structure; Classes of Stock; Voting Agreement” section above, the Voting Group gave D. Katzman sole voting, but not dispositive, power over the shares of our Class A and Class B common stock beneficially owned by the Voting Group.

(f)

Mr. J. Katzman beneficially owns (i) 46,418 shares of Class A common stock and has the right to acquire 86,956 shares of Class A common stock on or within 60 days from February 28, 2022, through the exercise of stock options, (ii) 663,130 shares of Class A common stock held by JM Katzman Investments, LLC, (iii) 65,971,130 LLC Units and shares of Class B common stock held by JM Katzman Investments, LLC, of which he is manager, which is wholly owned by the Jordan M. Katzman 2018 Irrevocable Trust, over which he has sole voting and investment control, and (iv) 3,067,736 LLC Units and shares of Class B common stock held by the Jordan M. Katzman Revocable Trust, of which he is trustee. J. Katzman is a member of the Voting Group who gave D. Katzman sole voting, but not dispositive, power over the shares of Class A and Class B common stock he beneficially owns under the terms of the Voting Agreement.

(g)

Mr. Fenkell beneficially owns (i) 47,034 shares of Class A common stock and has the right to acquire 86,956 shares of Class A common stock on or within 60 days from February 28, 2022, through the exercise of stock options, (ii) 58,527,652 LLC Units and shares of Class B common stock held by the Alexander J. Fenkell 2018 Irrevocable Trust, of which he is trustee, and (iii) 2,959 shares of Class A common stock, 4,497,779 LLC Units and shares of Class B common stock held by the Alexander Fenkell Revocable Trust, of which he is trustee. Fenkell is a member of the Voting Group who gave D. Katzman sole voting, but not dispositive, power over the shares of Class A and Class B common stock he beneficially owns under the terms of the Voting Agreement.

(h)

Mr. S. Katzman beneficially owns (i) 138,926 shares of Class A common stock, (ii) 615,000 shares of Class A common stock held by the David B. Katzman 2009 Family Trust, of which he is trustee, (ii) 28,124,235 LLC Units and shares of Class B common stock held by the David B. Katzman 2009 Family Trust, of which he is trustee, and (ii) 5,881,028 LLC Units and shares of Class B common stock held in his individual capacity. S. Katzman is a member of the Voting Group who gave D. Katzman sole voting, but not dispositive, power over the shares of Class A and Class B common stock he beneficially owns under the terms of the Voting Agreement.

(i)

Ms. Greenspon Rammelt beneficially owns (i) 22,747 shares of Class A common stock, and (ii) 203,423 LLC Units and shares of Class B common stock. Excludes 4,100 shares of Class A common stock that are beneficially owned by David Rammelt, Ms. Greenspon Rammelt’s spouse.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file with the SEC initial reports of stock ownership and reports of changes in ownership of common stock and other equity securities of the Company. All Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to us, written representations from reporting persons after inquiry, and forms filed by us on the reporting person’s behalf, we believe that all filing requirements under Section 16(a) applicable to our executive officers and directors were complied with during 2021, except that an amended Form 3 was filed on April 15, 2022 for Mr. Wallman to report 52,600 shares that were omitted from his original Form 3, filed on September 16, 2019, and thus from his subsequent Forms 4, and a Form 4 was filed on April 22, 2022 for Mr. Fenkell to report a conversion of 21,275 shares of Class B common stock to Class A common stock on November 18, 2020, a disposition on January 29, 2021 through a gift of 18,316 shares of Class A common stock, and an annual award of 425,531 RSUs made on February 22, 2022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

The following is a description of transactions since January 1, 2021 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our Class A common stock, Class B common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

SDC Financial LLC Agreement

SDC Inc. holds a significant equity interest in SDC Financial and is the managing member of SDC Financial. Accordingly, SDC Inc. operates and controls all of the business and affairs of SDC Financial and, through SDC Financial and its operating subsidiaries, conducts SmileDirectClub’s business.

Under the SDC Financial LLC Agreement, SDC Inc., as the managing member of SDC Financial, has the right to determine when distributions (other than tax distributions) will be made to holders of LLC Units in SDC Financial and the amount of any such distributions, subject to limitations imposed by applicable law and contractual restrictions (including pursuant to our debt instruments). If a distribution with respect to LLC Units is authorized, such distribution will be made to the holders of LLC Units pro rata based on their holdings of LLC Units in accordance with their terms. In turn, SDC Financial, which is the managing member of SDC LLC, has the right to determine when distributions (other than tax distributions) will be made by SDC LLC to SDC Financial and the amount of any such distributions, and SDC LLC, which is the managing member of SDC Holding, has the right to determine when distributions (other than tax distributions) will be made by SDC Holding to SDC LLC and the amount of any such distributions.

The holders of LLC Units, including SDC Inc., incurred U.S. federal, state, and local income taxes on their respective share of any taxable income of SDC Financial. Net profits and net losses of SDC Financial generally are allocated to the holders of LLC Units (including SDC Inc.) pro rata in accordance with their respective share of the net profits and net losses of SDC Financial. The SDC Financial LLC Agreement provides for cash distributions, which we refer to as “tax distributions,” based on certain assumptions, to the holders of LLC Units (including SDC Inc.) pro rata based on their holdings of LLC Units. Generally, these tax distributions to holders of LLC Units are in an amount equal to our estimate of the taxable income of SDC Financial, net of taxable losses, allocable per LLC Unit multiplied by an assumed tax rate set forth in the SDC Financial LLC Agreement. Because tax distributions are determined based on an assumed tax rate, SDC Financial may be required to make tax distributions that, in the aggregate, may exceed the amount of taxes that SDC Financial would have paid if it were itself taxed on its net income. Tax distributions are made only to the extent all distributions from

SDC Financial for the relevant year were insufficient to cover such tax liabilities. Any distributions are subject to available cash and applicable law and contractual restrictions.

Exchange rights

Subject to the terms and conditions of the SDC Financial LLC Agreement, the members holding LLC Units (“Continuing LLC Members”) have the right to exchange their LLC Units (with automatic cancellation of an equal number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends, reclassifications, and other similar transactions, or for cash (based on the market price of the shares of Class A common stock), with the form of consideration determined by the disinterested members of our board of directors. The SDC Financial LLC Agreement provides that, as a general matter, a Continuing LLC Member does not have the right to exchange LLC Units if we determine that such exchange would be prohibited by law. We may impose additional restrictions on exchange that we determine to be necessary or advisable so that SDC Financial is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. As Continuing LLC Members exchange their LLC Units, those LLC Units thereafter will be owned by SDC Inc. and SDC Inc.’s interest in SDC Financial will be correspondingly increased. The corresponding shares of Class B common stock will be cancelled. We have reserved for issuance shares of Class A common stock in respect of the aggregate number of shares of Class A common stock that may be issued upon exchange of LLC Units.

Tax Receivable Agreement

Our purchase of LLC Units from SDC Financial, coupled with SDC Financial’s purchase and cancellation of LLC Units from the pre-IPO investors in connection with the IPO resulted in, and any future exchanges of LLC Units for our Class A common stock or cash are expected to result in, increases in our allocable tax basis in the assets of SDC Financial that otherwise would not have been available to us. These increases in tax basis are expected to reduce the amount of cash tax that we would otherwise have to pay in the future due to increases in depreciation and amortization deductions (for tax purposes). These increases in tax basis may also decrease gain (or increase loss) on future dispositions of certain assets of SDC Financial to the extent the increased tax basis is allocated to those assets. The IRS may challenge all or part of these tax basis increases, and a court could sustain such a challenge.

In connection with the IPO, SDC Inc. and SDC Financial entered into the Tax Receivable Agreement, pursuant to which we agreed to pay the Continuing LLC Members 85% of the cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realize as a result of (a) the increases in tax basis attributable to exchanges by Continuing LLC Members and (b) tax benefits related to imputed interest deemed to be paid by us as a result of the Tax Receivable Agreement. We expect to benefit from the remaining 15% of cash savings, if any, that we realize. For purposes of the Tax Receivable Agreement, cash savings will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the assets of SDC Financial as a result of the exchanges and had we not entered into the Tax Receivable Agreement. The term of the Tax Receivable Agreement commenced on September 16, 2019 and continues until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement for an amount based on a specified formula to determine the present value of payments remaining to be made under the agreement (including payments that would be made if all LLC Units were then exchanged for Class A common stock). The Tax Receivable Agreement covers any exchanges of LLC Units issued to the current parties to that agreement after the IPO, and it is possible that new investors in LLC Units after the IPO may become parties to the Tax Receivable Agreement as well.

The payment obligation under the Tax Receivable Agreement is an obligation of SDC Inc. and not an obligation of SDC Financial. In addition, the Continuing LLC Members do not reimburse us for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, although excess payments made to any Continuing LLC Member may be netted against payments otherwise to be made, if any, to the relevant Continuing LLC Member after our determination of such excess. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, in certain circumstances we may make payments to the Continuing LLC Members under the Tax Receivable Agreement in excess of our actual cash tax savings. While the actual increase in tax basis, as well as the actual amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, future tax rates, and the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of SDC Financial attributable to our interests in SDC Financial, during the expected term of the Tax Receivable Agreement, the payments that we may make to the Continuing LLC Members could be substantial. Payments made under the Tax Receivable Agreement are required to be made within 215 days of the filing of our tax returns. Because we generally expect to receive the tax savings prior to making the cash payments to the Continuing LLC Members, we do not expect the cash payments to have a material impact on our liquidity.

In addition, the Tax Receivable Agreement provides that, upon a merger, asset sale, or other form of business combination or certain other changes of control, a material breach of our obligations under the Tax Receivable Agreement or if, at any time, we elect an early termination of the Tax Receivable Agreement, our (or our successor’s) obligations with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control or early termination) will be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement that tax rates remain constant, and, in the case of certain early termination elections, that any units that have not been exchanged are deemed exchanged for the market value of the Class A common stock at the time of termination. Consequently, it is possible in these circumstances that the actual cash tax savings realized by us may be significantly less than the corresponding Tax Receivable Agreement payment.

Registration Rights Agreement

We are party to a Registration Rights Agreement with certain pre-IPO investors, whereby we may be required to register under the Securities Act the sale of shares of our Class A common stock held by pre-IPO investors, including shares that may be issued to Continuing LLC Members upon exchange of their LLC Units. The Registration Rights Agreement also requires us to make available and keep effective shelf registration statements permitting sales of shares of Class A common stock into the market from time to time over an extended period, if requested. In addition, pre-IPO investors have the ability to exercise certain demand registration rights and/or piggyback registration rights in connection with underwritten registered offerings requested by pre-IPO investors or initiated by us.

Indemnification of Directors and Officers

We entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Other Related Person Transactions

We engage Benesch, Friedlander, Coplan & Aronoff LLP, a law firm of which the spouse of Susan Greenspon Rammelt, our Chief Legal Officer, EVP Business Affairs, and Secretary, is a partner, to provide legal services. During 2021, we paid $5.8 million for such legal services. We expect this engagement for legal services to continue.

Alexander Fenkell, a director, is one of our co-founders. We employ Mr. Fenkell to provide services to us. During 2021, we paid him for his services a total of approximately $300,000 in salary for his services and awarded RSUs through our annual grant cycle with a value of $1 million.

Jordan Katzman, a director, is one of our co-founders. We employ Mr. J. Katzman to provide services to us. During 2021, we paid him for his services a total of approximately $57,692 in salary for his services and awarded RSUs through our annual grant cycle with a value of $1 million.

Policies and Procedures for Review and Approval of Related Person Transactions

Our board of directors adopted a written related person transactions policy setting forth the policies and procedures for the review, approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” include our executive officers, directors, director nominees, and their immediate family members, stockholders owning five percent or more of our outstanding common stock and their immediate family members, and any firm or entity of which any of the foregoing persons is employed or is a partner or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, the benefits to the Company and the nature and extent of the related person’s interest in the transaction, among other factors in the policy. All related person transactions must be approved or ratified by our audit committee in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in any review, consideration or approval of the transaction. The transactions set forth under “Other Related Person Transactions” above have been approved and/or ratified under the policy. Other transactions described in this section occurred prior to the adoption of this policy.

ADDITIONAL INFORMATION

Submission of Director Nominees or Stockholder Proposals at Next Year’s Annual Meeting

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 414 Union Street, Nashville, Tennessee 37219, in writing not later than December 23, 2022.

Stockholders intending to present a proposal at the 2023 Annual Meeting of Stockholders, but not to include the proposal in our Proxy Statement, or to nominate a person for election as a director, must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2023 Annual Meeting of Stockholders no earlier than the close of business on February 3, 2023 and no later than the close of business on March 5, 2023. The notice must contain the information required by the bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2023 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 3, 2023, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the 90th day prior to the 2023 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

OTHER MATTERS

Other Business

We know of no other business to be transacted at the Annual Meeting, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

Your Vote Counts! Smile SMILEDIREC TCLUB, INC. 414 UNION STREET NASHVILLE, TN 37219 SMILEDIRECTCLUB, INC. 2022 Annual Meeting Vote by June 02, 2022 11 :59 PM ET You invested in SMILEDIRECTCLUB, INC. and it•s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on June 03, 2022. Get informed before you vote View the Notice & Proxy Statement, Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 20, 2022. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. For complete information and to vote, visit www.ProxyVote.com Control# Smartphone users Point your camera here and vote without entering a number Virtually at: Vote Virtually at the Meeting* June 03, 2022 11:00 AM EDT www.virtualshareholdermeeting.com/SDC2022 *Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com THIS IS NOT A VOTABLE BALLOT This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters. Voting Items Board Recommends 1. Election of Directors Nominees: 01) Jordan Katzman 02) Steven Katzman For 2. Ratification of Ernst & Young LLP as the company’s independent registered accounting firm for the fiscal year ending December 31, 2022. For 3. Advisory vote to approve the company’s named executive officer compensation. For 4. Advisory vote on the frequency of holding an advisory vote on the company’s named executive officer compensation. Year NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”.

VIEW MATERIALS & VOTE S/1ILEOIRECTCLUB, INC. 414 UNION STREET NASHVILLE, TN 37219 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 02, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting- Go to www.virtualshareholdermeeting.com/SDC2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE- 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 02, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE , MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED . DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following : 1. Election of Directors Nominees 01) Jordan Katzman 02) Steven Katzman For Withhold For All To withhold authority to vote for any All All Except individual nominee(s) , mark “For All Except “ and write the number ( s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposals 2 and 3 : 2 . Ratification of Ernst & Young LLP as the company’s independent registered accounting firm for the fiscal year ending December 31 , 2022 . 3 . Advisory vote to approve the company’s named executive officer compensation . The Board of Directors recommends a vote for every “1 YEAR” on proposal 4 : 4 . Advisor y vote on the frequenc y of holding an advisor y vote on the company’s named executive officer compensation. For Against Abstain 1 year 2 years 3 years Abstain NOTE : Such other business as may properly come before the meeting or any adjournment thereof . Please sign exactly as your name (s) appear (s) hereon . When signing as attorney, executor, administrator, or other fiduciary, please give full title as such . Joint owners should each sign personally . All holders must sign . If a corporation or partnership , please sign in full corporate or partnership name by authorized officer . Signature [PLEASE SIGN WITHIN BOX] Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at lfVVVIN.proxyvote.com SMILEDIRECTCLUB, INC. Annual Meeting of Stockholders June 3, 202211:00 AM, EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Troy Crawford, as proxy holder, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SMILEDIRECTCLUB, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on June 3, 2022, live via webcast at www.virtualshareholdermeeting.com/SDC2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy will be voted in the discretion of the proxy holder on all other matters as may properly come before the meeting, or any adjournment or postponement thereof. Continued and to be signed on reverse side